Exhibit 2.1

ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION

by and among

VITAL IMAGES, INC.,

HINNOVATION ACQUISITION, INC.,

HINNOVATION, INC.

AND

HUI HU and JMS CO., LTD

Dated as of January 8, 2004

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SCHEDULES

Schedule 3.4(b)	–	Shareholder Representation Agreement
Schedule 4.1	–	Due Organization and Qualification
Schedule 4.2	–	Exceptions
Schedule 4.2(c)	–	Consents or Approvals
Schedule 4.3	–	Capitalization and Ownership
Schedule 4.4	–	Subsidiaries
Schedule 4.6	–	Liabilities and Obligations
Schedule 4.7	–	Accounts and Notes Receivable
Schedule 4.8	–	Assets Owned by Affiliates of the Company
Schedule 4.9	–	Material Customers and Contracts
Schedule 4.10	–	Permits
Schedule 4.11	–	Environmental Matters
Schedule 4.13	–	Insurance
Schedule 4.14	–	Compensation; Employment Agreements
Schedule 4.15	–	Noncompetition, Confidentiality and Nonsolicitation Agreements
Schedule 4.16	–	Employee Benefit Plans
Schedule 4.17	–	Litigation and Compliance with Law
Schedule 4.18	–	Taxes
Schedule 4.19	–	Absence of Changes
Schedule 4.20	–	Accounts with Banks and Brokerages; Powers of Attorney
Schedule 4.22	–	Company Intellectual Property
Schedule 4.23	–	Competing Lines of Business; Related-party Transactions
Schedule 4.24	–	Inventory
Schedule 4.25	–	Product Liability Claims
Schedule 4.26	–	Warranty of Products
Schedule 4.27(a)	–	Authorization; Non-Contravention; Approvals
Schedule 4.27(b)	–	Stock Ownership
Schedule 4.27(c)	–	Capitalization
Schedule 4.27(d)	–	Absence of Changes
Schedule 6.8	–	Employment Agreements
Schedule 6.13(c)	–	Certificate of Selling Agent or Broker
Schedule 9.1	–	Escrow Agreement

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ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION

THIS ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made as of the 8th day of January, 2004, by and among Vital Images, Inc., a Minnesota corporation (“Vital Images”), HInnovation Acquisition, Inc., a Minnesota corporation that is a subsidiary of Vital Images (“Newco”), HInnovation, Inc., a Delaware corporation (the “Company”), and Hui Hu, an individual resident of the State of Wisconsin, and JMS Co., Ltd., a Japanese corporation (the “Major Stockholders”).

WHEREAS, the respective Boards of Directors of Vital Images, Newco and the Company (collectively referred to as “Constituent Corporations”) deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that the Company merge with and into Newco (the “Merger”) with Newco continuing as the surviving corporation; and

WHEREAS, the Boards of Directors of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization within the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the stockholders of the Constituent Corporations have approved the Merger in accordance with the MBCA (as defined below) and the DGCL (as defined below); and

WHEREAS, the Constituent Corporations desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1.   Definitions.  Capitalized terms used in this Agreement shall have the following meanings:

“Acquisition Proposal” has the meaning assigned in Section 6.3(b).

“Affiliate” of, or “Affiliated” with, a specified Person or entity means a Person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person or entity.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Annual Financial Statements” has the meaning assigned in Section 4.5.

“Audit Discrepancy” has the meaning assigned in Section 6.16.

 “Average Closing Price” means the average of the closing sale prices of one share of Vital Images Common Stock as reported on the distinct tier of The Nasdaq Stock Market referred to as the NASDAQ National Market for ten (10) consecutive full trading days (in which such shares are traded on the NASDAQ National Market) consisting of the applicable Measurement Period.

“Balance Sheet Date” has the meaning assigned in Section 4.6.

“Broker” has the meaning assigned in Section 11.4.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Minneapolis, Minnesota or Madison, Wisconsin are authorized or obligated to close.

“Certificates” has the meaning assigned in Section 3.4(a).

“Certificate of Selling Agent or Broker” has the meaning assigned in Section 6.13(c)(6).

“Claim Notice” has the meaning assigned in Section 9.3.

“Closing” has the meaning assigned in Section 2.2.

“Closing Date” has the meaning assigned in Section 2.2.

“Closing Date Cash Consideration” has the meaning assigned in Section 3.1(b).

“Code” has the meaning set forth in the third paragraph of this Agreement.

“Common Per Share Closing Date Merger Consideration” has the meaning assigned in Section 3.1(b).

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Capital Stock” has the meaning assigned in Section 3.1(b).

“Company Common Stock” has the meaning assigned in Section 3.1(b).

“Company Financial Statements” has the meaning assigned in Section 4.5.

“Company Indemnification Ceiling” has the meaning assigned in Section 9.7.

“Company Indemnified Parties” has the meaning assigned in Section 9.2.

“Company Intellectual Property” shall mean any or all of the following (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works, (ii) inventions, technology, manufacturing and other procedures and techniques, enhancements and modifications, whether or not patentable, (iii) proprietary and confidential information, trade secrets and know-how, show-how, techniques, design rules, algorithms and routines, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) Web pages and content, (vii) tools, methods and processes, and (viii) all instances of the foregoing in any form and embodied in any media.

“Company Series A Preferred Stock” has the meaning set forth in Section 3.1(b).

“Company Series B Preferred Stock” has the meaning set forth in Section 3.1(b).

“Company Stock Rights” has the meaning set forth in Section 3.3.

“Company Subsidiary” has the meaning set forth in Section 4.4.

“Company Subsidiary Financial Statements” has the meaning set forth in Section 4.5.

“Constituent Corporations” has the meaning set forth in the second paragraph of this Agreement.

“Contingent Consideration” has the meaning assigned in Section 3.5.

“Contingent Cash Consideration” has the meaning assigned in Section 3.5.

“Contingent Stock Consideration” has the meaning assigned in Section 3.5.

“Contract” means, with respect to any Person, any agreement, indenture, undertaking, debt instrument, contract, contractual obligation, lease or other commitment to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” has the meaning assigned in Section 6.17.

“Dissenting Stockholders” has the meaning assigned in Section 6.17.

“Earnest Money” has the meaning assigned in Section 3.1(b).

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” has the meaning assigned in Section 2.2.

“Employee benefit plan”  has the meaning assigned in Section 4.16.

“Employee pension benefit plan” has the meaning assigned in Section 4.16.

“Employment Agreements” has the meaning assigned in Section 6.8.

“Encumbrances” means all liens, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, options, preemptive rights, rights of first refusal, reservations, restrictions or other encumbrances or defects in title.

“Environmental Laws” means any Law or agreement with any Governmental Authority, in each case as amended and in effect on the Closing Date, relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance.  The term “Environmental Laws” includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substances.

“ERISA” has the meaning assigned in Section 4.16(a).

“ERISA Affiliate”  has the meaning assigned in Section 4.16(h).

“Escrow” has the meaning assigned in Section 9.1(c).

“Escrow Agreement” has the meaning assigned in Section 9.1(c).

“Escrow Amount” has the meaning assigned in Section 3.1(b).

“Escrow Proceeds” has the meaning assigned in Section 3.4(b).

“Exchange Ratio” has the meaning assigned in Section 3.1(b).

“Expiration Date” has the meaning assigned in Section 9.6.

“FDA” has the meaning assigned in Section 4.10.

“GAAP” means United States generally accepted accounting principles, consistently applied by the respective party.

“Governmental Authority” means any federal, state, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

“Hazardous Substances” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law.  The term “Hazardous Substances” includes, without limitation, any substance to which exposure is regulated by any Governmental Authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

“Indemnified Party” has the meaning assigned in Section 9.3.

“Indemnifying Party” has the meaning assigned in Section 9.3.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications and “moral” rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights primarily relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

“Interim Financial Statements” has the meaning assigned in Section 4.5.

“Inventory” has the meaning assigned in Section 4.25.

“Investor” and Investors” have the respective meanings assigned in Section 6.13(a)(1).

“Investor Questionnaire” has the meaning assigned in Section 6.13(a).

“Knowledge” means, in the case of the Company, the actual knowledge of any of the Company’s executive officers; in the case of a Major Stockholder, the actual knowledge of such Major Stockholder or such Major Stockholder’s executive officers; and, in the case of Vital Images, the actual knowledge of any of Vital Images’ executive officers.

“Launch Date” has the meaning assigned in Section 3.5(a)(1).

“Law” or “Laws” means any and all federal, state, local or foreign statutes, laws, ordinances, code, regulations, published requirements, orders, decrees, judgments, injunctions and rules of any Governmental Authority including, without limitation, those covering environmental, Taxes, energy, safety, health, transportation, bribery, record-keeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended and in effect from time to time.

“Loss” or “Losses” means all liabilities, losses, damages, assessments, adjustments, fees, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and costs and expenses of investigation and reasonable attorneys’ fees and costs and expenses relating to or arising from any claim, action, suit, proceeding or demand), net of income tax effects with respect thereto (including, without limitation, income tax benefits recognized in connection therewith and income taxes upon any indemnification recovery thereof) and net of any insurance proceeds, and any indemnity, contribution or similar payment, collected by Newco, Vital Images or the Surviving Corporation or any Affiliate thereof from any third party with respect thereto.

“Major Stockholders” has the meaning set forth in the first paragraph of this Agreement.

“Material” or “Materially” means, with respect to any fact, circumstance, event or thing relating to any Person, that such fact, circumstance, event or thing is or would reasonably be expected to be material to (1) the financial position, results of operations, assets, properties or business of such Person and its Subsidiaries, taken as a whole (other than to the extent such fact, circumstance, event or thing is due to (x) general changes in conditions in the securities industry or in the global or United States economy or capital markets, or (y) changes in GAAP or in Laws or regulatory policies of general applicability), or (2) the ability of such Person timely to perform its obligations under this Agreement or otherwise to consummate the transactions contemplated by this Agreement.

“Material Adverse Effect” means with respect to Vital Images, the Company, or the Surviving Corporation, respectively, an effect that, individually or in the aggregate, is both Material and adverse with respect to such Person and its Subsidiaries, taken as a whole; provided that “Material Adverse Effect” shall not be deemed to include the effects of (x) general changes in conditions in the securities industry or in the global or United States economy or capital markets, or (y) changes in GAAP or in laws or regulatory policies of general applicability, or (z) actions or omissions of the Company taken with the prior written consent of Vital Images.

“Material Customers” has the meaning assigned in Section 4.9(a).

“MBCA” means the Minnesota Business Corporation Act, as amended.

“Measurement Period” shall mean (i) for purposes of the Stock Consideration, the five (5) consecutive trading days ending on the date of the first public announcement of the execution of that certain letter of intent between the Company and Vital Images in connection with the Merger or the execution of this Agreement, whichever occurs first, and the five (5) consecutive trading days immediately after such public announcement date, but not including the public announcement date, and (ii) for purposes of the Contingent Stock Consideration, the ten (10) consecutive trading days ending on the day immediately prior to the Launch Date,.

“Merger” has the meaning set forth in the second paragraph of this Agreement.

“Merger Consideration” has the meaning assigned in Section 3.1(b).

“Merger Filings” has the meaning assigned in Section 2.2.

 “Newco” has the meaning set forth in the first paragraph of this Agreement.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Permits” has the meaning assigned in Section 4.10.

“Permitted Encumbrances” means (a) liens for taxes, assessments and governmental charges or levies (i) not yet due and payable or (ii) which are being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established under GAAP; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established under GAAP; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) survey exceptions, reciprocal easement agreements or other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable or uninsurable, and (iii) do not, individually or in the aggregate, Materially adversely affect the value of or the use of such property for its present purposes; and (e) Encumbrances reflected in the Financial Statements.

“Person” means and includes any individual, partnership, joint venture, corporation, limited liability company, estate, trust, or other entity.

“Plan”  has the meaning assigned in Section 4.16(a).

“Preferred Consideration” has the meaning assigned in Section 3.1(b)(1).

“Preliminary Prospectuses” has the meaning assigned in Section 6.13(a)(4).

“Product Liability Claims” has the meaning assigned in Section 4.26.

“Prospectus” has the meaning assigned in Section 6.13(a)(3).

“PTO” has the meaning assigned in Section 4.22.

“Qualified Plans” has the meaning assigned in Section 4.16(b).

“Registered Intellectual Property Rights” shall mean Company Intellectual Property that has been registered, filed, certified or otherwise perfected or applied for by recordation with any Governmental Authority.

“Registration Statement” has the meaning assigned in Section 6.13(a)(1).

“Related Party Indebtedness” has the meaning assigned in Section 6.15.

“Representatives” has the meaning assigned in Section 6.3(a).

“Restricted Shares” has the meaning assigned in Section 3.4(b).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for, redeem or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means, collectively, the 1933 Act, the 1934 Act, and any state securities and “blue sky” laws.

“Shares” has the meaning assigned in Section 3.1(b).

“Shareholder Representation Agreement” has the meaning assigned in Section 3.4(b).

“Shares Limitation” has the meaning assigned in Section 3.5(a).

“Stock Consideration” has the meaning assigned in Section 3.1(b).

“Subsidiary” has the meaning ascribed to it in Rule 1-02 of SEC Regulation S-X.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Suspension” has the meaning set forth in Section 6.13(c)(3).

“Suspension Notice” has the meaning set forth in Section 6.13(c)(3).

“Taxes” has the meaning assigned in Section 4.18.

“Third Person” has the meaning assigned in Section 9.4(a).

“Threshold” has the meaning assigned in Section 9.7.

“Transaction Form 8-K” has the meaning set forth in Section 6.13(c)(1).

“Vital Images” has the meaning set forth in the first paragraph of this Agreement.

“Vital Images Common Stock” means Vital Images’ common stock, par value $.01 per share.

“Vital Images Employee Stock Purchase Plan” has the meaning assigned in Section 5.3.

“Vital Images Financial Statements” has the meaning assigned in Section 5.5(b).

“Vital Images SEC Documents” has the meaning assigned in Section 5.5(a).

“Vital Images Stock Options” has the meaning assigned in Section 5.3.

“Vital Images Warrants” has the meaning assigned in Section 5.3.

“Vital Indemnification Ceiling” has the meaning assigned in Section 9.7.

“Vital Indemnified Parties” has the meaning assigned in Section 9.1(a).

1.2.   Interpretation.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)                                  the terms defined in Section 1.1 and elsewhere in this Agreement include the plural as well as the singular;

(b)                                 all accounting terms not otherwise defined herein have the meanings ascribed to them in accordance with GAAP; and

(c)                                  the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II

THE MERGER AND THE SURVIVING CORPORATION

2.1.   The Merger.  Upon the terms and subject to the conditions hereof, at the Effective Time and in accordance with the provisions of the MBCA and the DGCL, the Company shall be merged with and into Newco, whereupon the separate corporate existence of the Company shall cease, and Newco shall continue as the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises, of a public as well as a private nature, of the Company and Newco and be subject to all the liabilities, obligations and duties of the Company and Newco, all as more fully described in the MBCA.

2.2.   Closing; Effective Time of the Merger.  Subject to the provisions of Article 7, the closing of the Merger (the “Closing”) shall take place in the offices of Winthrop & Weinstine, P.A., 225 South Sixth Street, Suite 3500, Minneapolis, Minnesota 55402, as soon as practicable but in no event later than 10:00 a.m. Minneapolis time on the tenth Business Day after the date on which each of the conditions set forth in Article 7 has been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Newco and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, Newco and the Company shall cause Articles of Merger for the Merger to be executed and filed with the Secretary of State of the State of Minnesota and the Secretary of State of the State of Delaware in the form required by and executed in accordance with the applicable provisions of the MBCA and the DGCL (the “Merger Filings”). The Merger shall become effective as of the date and time of such filings or such other time after such filings as the parties hereto shall agree to in the Articles of Merger (the “Effective Time”).

2.3.   Articles of Incorporation, Bylaws and Board of Directors and Officers of Surviving Corporation.  As a result of the Merger and at the Effective Time, the following shall occur:

(a)                                  The Articles of Incorporation of Newco shall be amended as follows:

“FIRST.     The name of the corporation is HInnovation, Inc.”

(b)                                 The Articles of Incorporation of Newco in effect immediately prior to the Effective Time, as so amended hereby, shall become the Articles of Incorporation of the Surviving Corporation.  After the Effective Time, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided in the MBCA.

(c)                                  The Bylaws of Newco in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and MBCA.

(d)                                 The Board of Directors and officers of Newco as constituted immediately prior to the Effective Time shall be the Board of Directors and officers of the Surviving Corporation.

ARTICLE III

CONVERSION OF SHARES; SHAREHOLDER APPROVAL

3.1.   Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Newco:

(a)                                  Capital Stock of Newco. Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

(b)                                 Conversion of Company Common Stock. Except as otherwise provided in Section 3.1(c), the shares (the “Shares”) of the Company’s $0.00001 per share par value common stock (the  “Company Common Stock”), $0.01 per share par value Series A Preferred Stock (the “Company Series A Preferred Stock”), and the $0.01 per share value Series B Preferred Stock (the “Company Series B Preferred Stock,” and together with the Company Common Stock and Company Series A Preferred Stock, the “Company Capital Stock”) shall be canceled, extinguished and converted into and become a right to receive (i) cash, without interest, in an amount equal to $5,000,000 (less the reserve amount set aside under Section 6.13(b), the amount deducted under Section 6.15, and any amount referenced in the Schedules to this Agreement as being withheld from the Closing Date Cash Consideration), of which $125,000 (the “Earnest Money”) was previously paid by Vital Images to the Company on November 20, 2003 and January 8, 2004, and which shall be distributed to the holders of the Company Capital Stock in accordance herewith (the “Closing Date Cash Consideration”); plus (ii) cash in the amount of $1,000,000, retained in escrow pursuant to Section 9.1(c) of this Agreement (the “Escrow Amount”); plus (iii) a number of shares of validly issued, fully paid and nonassessable shares of Vital Images Common Stock (the “Stock Consideration”) equal to (A) $6,000,000, divided by (B) the Average Closing Price (subject to adjustment pursuant to Section 3.2, the “Exchange Ratio”); plus (iv) the Contingent Consideration. The Contingent Consideration, together with the Closing Date Cash Consideration, the Escrow Amount and the Stock Consideration, are hereinafter referred to as the “Merger Consideration.” The Merger Consideration shall be payable to the holders of the Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock as follows:

(1)                                  On the Closing Date, each issued and then outstanding Share of Company Series A Preferred Stock and Company Series B Preferred Stock shall be converted into and become a right to receive at Closing (A) with respect to Series A Preferred Stock, $250.00 in cash, and (B) with respect to Series B Preferred Stock, $2,000.00 in cash.  The aggregate amount of cash to be paid in respect of all Series A Preferred Stock and Series B Preferred Stock pursuant to this Section 3.1(b)(1) is referred to herein as the “Preferred Consideration.”

(2)                                  Before the Closing Date, each issued and then outstanding Company Stock Right (other than the Company Series A Preferred Stock and Company Series B Preferred Stock) shall be exercised, fully paid by the holder thereof and converted into Shares of Company Common Stock pursuant to the terms of such Company Stock Right, and at Closing, each issued and outstanding Share of Company Common Stock shall be converted into and become a right to receive at Closing (a) (the Closing Date Cash Consideration minus the Preferred Consideration) divided by (the number of Shares of Company Common Stock outstanding on the Closing Date) plus (b) the Stock Consideration divided by the number of Shares of Company Common Stock outstanding on the Closing Date (collectively, the “Common Per Share Closing Date Merger Consideration”).

(3)                                  The Contingent Consideration shall be distributed to such holders of Shares of Company Common Stock as set forth herein and shall take place at such times as set forth in Section 3.5.

(4)                                  At the Closing, Vital Images shall deposit the Escrow Amount in the Escrow Account pursuant to the Escrow Agreement, and the Escrow Proceeds shall be distributed upon the termination of the Escrow Agreement in accordance with Section 3.4(b).

(c)                                  Cancellation and Retirement of Common Stock. Each Share converted into the right to receive the Merger Consideration pursuant to Section 3.1(b) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable thereto, upon surrender of such certificate in accordance with Section 3.4.

(d)                                 Conversion of Company Preferred Stock Prior to Closing. Prior to the Closing Date, each issued and outstanding Share of Company Series A Preferred Stock and Company Series B Preferred Stock may be converted, at the option of the holder thereof, into 1,000 Shares of Company Common Stock in accordance with the Company’s Second Amended and Restated Certificate of Incorporation.  Upon such conversion, such holder’s Shares of Series A Preferred Stock or Series B Preferred Stock shall be cancelled and no longer represent the right to receive any Preferred Consideration, and each such holder shall be entitled to receive that holder’s applicable pro-rata share of the Merger Consideration payable to holders of Company Common Stock under Sections 3.1(b)(2), (3) and (4) hereof.

3.2.   Adjustment of Exchange Ratio. If, after the date of this Agreement, but during the Measurement Period, the record date shall occur with respect to a change in the number of outstanding shares of Vital Images Common Stock issued and outstanding, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, exchange or other similar change (regardless of the method of effectuation of any of the foregoing, including by way of a merger or otherwise), then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

3.3.   Treatment of Options and Warrants. Prior to the Effective Time, the Company shall have taken all actions necessary or appropriate in the judgment of Newco to ensure that all stock options, warrants, stock appreciation rights or other Rights maintained with respect to the Shares (collectively, “Company Stock Rights”) shall terminate prior to or as of the Effective Time; the provisions in any compensation or benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated prior to or as of the Effective Time; and the Company shall ensure that following the Effective Time, neither the Company nor any of its Subsidiaries is or will be bound by any Company Stock Rights which would entitle any Person, other than Newco or its affiliates, to beneficially own, or receive any payments (other than as otherwise contemplated by Section 3.1 and this Section 3.3) in respect of, any capital stock of the Company or the Surviving

Corporation.  The Company and the Major Stockholders acknowledge and agree that no Vital Images or Surviving Corporation stock options or other Rights shall be issuable in exchange for any Company Stock Rights.

3.4.   Payment for Company Capital Stock.

(a)                                  Exchange. At the Closing, (i) each holder of Shares of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock shall furnish to Vital Images the certificates (the “Certificates”) representing such Shares of Company Capital Stock, duly endorsed in blank by such holder or accompanied by duly executed blank stock powers, and (ii) Vital Images shall (A) deliver to each holder of Series A Preferred Stock and Series B Preferred Stock, if any, cash (by wire transfer or check in immediately available funds in accordance with the instructions provided to Vital Images at Closing) representing the Preferred Consideration due to such holder, calculated in accordance with Section 3.1(b)(1) and (B) deliver to each holder of Company Common Stock cash (by wire transfer or check in immediately available funds in accordance with the instructions provided to Vital Images at Closing) and certificates representing the Common Per Share Closing Date Merger Consideration, calculated in accordance with Section 3.1(b)(2).  Each holder of Company Capital Stock agrees to promptly cure any deficiencies with respect to the endorsement of the Certificates or other documents of conveyance with respect to the Company Capital Stock or with respect to the stock powers accompanying such stock.

(b)                                 Restrictions on Stock Consideration.  The shares of Vital Images Common Stock issued (i) at the Closing in accordance with paragraph (a) above, and (ii) after Closing in accordance with Section 3.5 (collectively, the “Restricted Shares”) will not, as of the Closing Date, be registered under the 1933 Act and therefore may not be resold without compliance with the 1933 Act.  Certificates representing the Restricted Shares shall bear a legend in substantially the following language:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE NOT ISSUED IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS.  THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR, IN THE OPINION OF QUALIFIED COUNSEL EXPERIENCED IN SECURITIES LAW MATTERS AND REASONABLY ACCEPTABLE TO THE ISSUER AND ITS TRANSFER AGENT, IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.

As a condition to receipt of the Restricted Shares at Closing, each holder of Company Common Stock shall, on the Closing Date, furnish to Vital Images a duly executed Shareholder Representation Agreement in the form attached hereto as Schedule 3.4(b) (the “Shareholder

Representation Agreement”), certifying as to certain matters with respect to the Restricted Shares received at Closing.

(c)                                  Disbursement of Escrow.  Upon termination of the Escrow Agreement, any amounts remaining in Escrow (the “Escrow Proceeds”) shall be distributed to Persons holding Company Common Stock as of the Closing Date, on a pro-rata basis.

(d)                                 No Issuance of Fractional Shares. No certificates or scrip for fractional shares of Vital Images Common Stock shall be issued, but in lieu thereof each holder of Company Capital Stock who would otherwise be entitled to receive certificates or scrip for a fraction of a share of Vital Images Common Stock shall receive from Vital Images, at such time as such holder shall receive a certificate representing shares of Vital Images Common Stock, an amount of cash equal to the per share market value of Vital Images Common Stock determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Vital Images Common Stock to which such holder would otherwise be entitled.

(e)                                  No Further Ownership Rights in Shares Exchanged. The Merger Consideration paid or delivered upon the surrender for exchange of Certificates representing Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for the Merger Consideration theretofore represented by such Certificates.

Section 3.5.   Contingent Consideration.

(a)                                  Calculation.  Subject to achieving the milestones set forth in paragraphs (1), (2) and (3) below, Vital Images and the Surviving Corporation (or any successor) shall jointly and severally pay as contingent consideration an aggregate of (i) Three Million and 00/100 Dollars ($3,000,000.00) in cash (the “Contingent Cash Consideration”), plus (ii) a number of shares of validly issued, fully paid and nonassessable shares of Vital Images Common Stock (the “Contingent Stock Consideration”) equal to (A) $3,000,000, divided by (B) the Average Closing Price (subject to adjustment in the same manner as described in Section 3.2).  The Contingent Cash Consideration and the Contingent Stock Consideration will hereinafter collectively be referred to as the “Contingent Consideration.”  Notwithstanding the foregoing, however, in no case shall the Contingent Stock Consideration exceed Three Hundred Thousand (300,000) shares of Vital Images Common Stock, subject to adjustment in the same manner as described in Section 3.2 (the “Shares Limitation”).  In the event that at the time of its issuance the value of the Contingent Stock Consideration would be less than $3,000,000 due to the Shares Limitation, Vital Images shall pay the shortfall in cash.  For purposes of example only, if the milestone set forth in paragraph (1) is achieved, and the Average Closing Price of Vital Images Common Stock used to determine the Contingent Stock Consideration is $9.00 per share, pursuant to the terms of this Section 3.5(a), Vital Images would only issue 300,000 shares of Vital Images Common Stock as Contingent Stock Consideration, which stock would have an aggregate value of $2,700,000, and Vital Images would pay the shortfall of $300,000 in cash.

(1)                                  The Contingent Stock Consideration shall be payable upon the commercial launch of Vitrea® 2, or Vital Images’ successor product, on the Company’s platform application known as “IConnection” (the “Company Product”).  The date on which this milestone is achieved, hereinafter known as the “Launch Date,” shall be that certain date following beta testing of the combined product on which Vital Images’ executive team provides written approval of the commercial availability of the combined product (currently known as the M3 signoff);

(2)                                  One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) in cash shall be payable upon the execution of one or more licensing agreements between Vital Images or the Surviving Corporation (or any successor) and any licensee(s) with respect to any of the Company’s patents within twenty-four (24) months after the Closing Date; and

(3)                                  Three Million and 00/100 Dollars ($3,000,000.00) in cash shall be payable if the revenue of the Surviving Corporation (or any successor) resulting from sales of the Company Product equals or exceeds $4,000,000 during the twelve (12) month period beginning on the Closing Date and ending on the first anniversary of the Closing Date.  Notwithstanding the foregoing, in the event revenue of the Company and/or the Surviving Corporation (or any successor) resulting from sales of the Company Product is less than $4,000,000 but (i) equals or exceeds $2,000,000 during such twelve (12) month period ending on the first anniversary of the Closing Date, fifty percent (50%) of the Contingent Consideration available for the milestone set forth in this Section 3.5(a)(3) shall be payable as provided herein, or (ii) equals or exceeds $3,000,000 during such twelve (12) month period ending on the first anniversary of the Closing Date, seventy-five percent (75%) of the Contingent Consideration available for the milestone set forth in this Section 3.5(a)(3) shall be payable as provided herein, with the remaining Contingent Consideration available for the milestone set forth in this Section 3.5(a)(3) being forfeited.

Notwithstanding the foregoing, Vital Images, Newco, the Company and the Major Stockholders hereby acknowledge and agree that in no event shall the Contingent Consideration exceed the sum of (i) Three Million and 00/100 Dollars ($3,000,000.00) in cash (unless increased solely due to the limitations of the Shares Limitation) and (ii) the Contingent Stock Consideration.  For purposes of example only, if the milestones in Sections 3.5(a)(1) and (2) above are both achieved, the maximum amount that would be paid by Vital Images or the Surviving Corporation (or any successor) under Section 3.5(a)(3) above would be One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00).

(b)                                 Payment.

(1)                                  Unless Vital Images and the Surviving Corporation (or any successor) are otherwise notified in writing by the Person to receive such Contingent Consideration, the Contingent Consideration will be delivered in the same manner as set forth in Schedule 3.4.

(2)                                  The Contingent Consideration which becomes payable due to achievement of the milestones set forth in Sections 3.5(a)(1) and (2) shall be paid within ten (10) days after either the Launch Date or the date a licensing agreement is executed between Vital Images or the Surviving Corporation (or any successor) and a licensee, as applicable.

(3)                                  The Contingent Consideration which becomes payable due to achievement of the milestone set forth in Section 3.5(a)(3) shall be paid by March 1, 2005.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MAJOR STOCKHOLDERS

In connection with and as an inducement to Vital Images to enter into and be bound by the terms of this Agreement, the Company and the Major Stockholders make the following representations and warranties to Vital Images as of the date hereof, and as of the Closing Date, unless an earlier date is referenced herein, which representations and warranties shall be joint and several, with the exception of the representations and warranties set forth in Section 4.27 of this Agreement, which shall be several and are made solely by the Major Stockholders:

4.1.   Due Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted.  The Company is duly authorized and qualified to do business and is in good standing under the Laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on the Company’s business.  Schedule 4.1 contains a list of all jurisdictions in which the Company is authorized or qualified to do business.  True, complete and correct copies of the Company’s Certificate of Incorporation and Bylaws, each as amended, have been made available to Vital Images.  Correct and complete copies of all stock records and minute books of the Company have been made available to Vital Images.

4.2.   Authorization; Non-Contravention; Regulatory Filings.

(a)                                  The Company has the requisite corporate power and authority, and has taken all corporate action necessary, in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)                                 Subject only to the receipt of the regulatory approvals referred to in Section 4.2(c), the expiration of applicable waiting periods and the making of required filings under federal and state securities laws, the execution and delivery of this Agreement by the Company and the Major Stockholders does not, and the consummation by the Company and the Major Stockholders of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance (except Permitted Encumbrances) upon any of the properties or assets of the Company under any of the terms, conditions or provisions of, (i) the Certificate of Incorporation or Bylaws of the Company, (ii) any Laws applicable to the Company or any of its properties or assets, or (iii) except as set forth in Schedule 4.2, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, those which, in the aggregate, do not have a Material Adverse Effect on the Company.

(c)                                  Except as set forth in Schedule 4.2(c), no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or the Major Stockholders in connection with the execution, delivery or performance by the Company of this Agreement, or to consummate the Merger, except for the Merger Filings. As of the date hereof, the Company has no Knowledge of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement by the Company will not be received.

4.3.   Capitalization and Ownership.

(a)                                  The authorized capital stock of the Company consists solely of (i) 11,000,000 shares of Company Common Stock, of which 6,070,400 shares are issued and outstanding and (ii) 4,000 shares of preferred stock, of which 2,000 shares are designated Series A Preferred Stock, 600 shares are designated Series B Preferred Stock, and 1,400 shares are not designated.  Of such authorized shares of preferred stock, 2,000 shares of Company Series A Preferred Stock are issued and outstanding and 125 shares of Series B Preferred Stock are issued and outstanding.  Each one share of Series A Preferred Stock and Series B Preferred Stock is convertible into 1,000 shares of Company Common Stock, subject to certain adjustments as set forth in the Company’s Second Amended and Restated Certificate of Incorporation.  All of the issued and outstanding shares of the Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by the Company in compliance with all applicable Laws including, without limitation, Securities Laws.  None of such shares were issued in violation of the preemptive rights of any past or present stockholder.  Except as set forth in Schedule 4.3, no Right of any kind exists which obligates the Company to issue any of its capital stock.

(b)                                 Except as set forth in Schedule 4.3, there are no (i) outstanding subscriptions, options, calls, warrants, convertible or exchangeable security, other conversion right or commitment, or any other Right (whether or not clearly exercisable) to acquire any shares of capital stock or other securities of the Company, (ii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable for shares of capital stock or other securities of the Company, (iii) Contracts under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or other securities, or (iv) conditions or circumstances that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of the capital stock or other securities of the Company.

4.4.   Subsidiaries.

(a)                                  The Company owns one hundred percent (100%) of the outstanding capital stock (or other outstanding equity interests) of Hinnovation (Beijing) Science and Technology, Inc., a company organized under the laws of the People’s Republic of China (the “Company Subsidiary”). The Company Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the People’s Republic of China.  The Company Subsidiary has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted.  The Company Subsidiary is duly authorized and qualified to do business and is in good standing under the Laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on either the Company’s or the Company Subsidiary’s business.  True, complete and correct copies of the Company Subsidiary’s organizational documents, each as amended, have been made available to Vital Images.

(b)                                 Except as set forth above and in Schedule 4.4, the Company owns, of record or beneficially, or controls, directly or indirectly, no capital stock, securities convertible into or exchangeable for capital stock or any other equity interest in any corporation, association or other business entity.  Except as set forth in Schedule 4.4, the Company is not, directly or indirectly, a participant in any joint venture, limited liability company, partnership or other noncorporate entity.

4.5.   Financial Statements.  The Company has delivered to Vital Images copies of (a) the unaudited balance sheet dated as of September 30, 2003 of the Company and the unaudited statements of earnings and cash flows of the Company for the nine-month period ended September 30, 2003 (such statements being referred to as the “Interim Financial Statements”) and (b) the unaudited balance sheets dated as of December 31, 2000, 2001 and 2002 of the Company and the unaudited statements of earnings and cash flows of the Company for each of the years ended December 31, 2000, 2001 and 2002 (collectively, the “Annual Financial Statements”) (the Interim Financial Statements and the Annual Financial Statements are collectively referred to herein as the “Company Financial Statements”).  The Company Financial Statements are based upon the information contained in the books and records of the Company and fairly present the financial condition of the Company as of the dates thereof and results of operations for the periods referred to therein.

The Company has also delivered to Vital Images unaudited balance sheets of the Company Subsidiary as of December 2002 and November 2003, together with the unaudited income statements for the Company Subsidiary as of September 2003 and October 2003 (such statements being referred to as the “Company Subsidiary Financial Statements”).  The Company Subsidiary Financial Statements are based upon the information contained in the books and records of the Company Subsidiary and fairly present the financial condition of the Company Subsidiary as of the dates thereof and results of operations for the periods referred to therein.

4.6.   Liabilities and Obligations.  Except as set forth in Schedule 4.6, as of September 30, 2003 (the “Balance Sheet Date”), the Company did not have, nor has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature except (a) liabilities, obligations or contingencies (i) that are reflected, accrued or reserved against in the Company Financial Statements or reflected in the notes thereto, or (ii) that were incurred after the Balance Sheet Date and were incurred in the ordinary course of business, consistent with past practices, and not greater than $50,000 in the aggregate, (b) obligations to perform or pay pursuant to executory arrangements or agreements, loans, leases or other Contracts identified on the Schedules hereto or that were entered into in the ordinary course of business and not otherwise required to be identified on the Schedules hereto, or (c) liabilities and obligations that are of a nature not required to be reflected in the Company Financial Statements prepared in accordance with GAAP and that were incurred in the ordinary course of business and are described in Schedule 4.6.  Schedule 4.6 sets forth the Company’s outstanding principal amount of indebtedness for borrowed money (including overdrafts) as of October 31, 2003.

4.7.   Accounts and Notes Receivable.  Schedule 4.7 sets forth an accurate list of the accounts and notes receivable of the Company in excess of $1,000 as of the Balance Sheet Date.  Schedule 4.7 will be updated to provide an accurate list of the accounts and notes receivable of the Company in excess of $1,000 invoiced between the Balance Sheet Date and the second Business Day preceding the Closing Date.  Receivables in excess of $1,000 from and advances in excess of $1,000 to employees and any entities or Persons related to or Affiliates of the Company are separately identified in Schedule 4.7.  Schedule 4.7 also sets forth an accurate aging of all accounts and notes receivable in excess of $1,000 as of the Balance Sheet Date, showing amounts due in 30-day aging categories.  The trade and other accounts receivable of the Company, including, without limitation, those classified as current assets on the Company’s September 30, 2003 balance sheet, are bona fide receivables, were acquired in the ordinary course of business, and are stated in accordance with GAAP. Notwithstanding the foregoing, the Company is not guaranteeing the collectibility of the Company’s receivables.

4.8.   Assets.

(a)                                  Schedule 4.8 sets forth an accurate list of all real property and tangible personal property in excess of $1,000 included in “property and equipment” on the Company’s September 30, 2003 balance sheet and all other real property (i) owned by the Company as of the Balance Sheet Date or (ii) acquired since the Balance Sheet Date through the date of this Agreement.  Schedule 4.8 indicates which assets used in the operation of the business of the Company are currently owned by Affiliates of the Company.  Except as specifically identified in Schedule 4.8, all of the tangible assets, vehicles and other machinery and equipment of the Company are in Material working order and condition, ordinary wear and tear excepted.  Except as specifically described in Schedule 4.8, all fixed assets used by the Company in its business are either owned by the Company or leased under agreements identified in Schedule 4.8 or Schedule 4.9.  All leases set forth in Schedule 4.8 or Schedule 4.9 are in full force and effect and constitute valid and binding agreements of the Company and, to the Knowledge of the Company, the other parties thereto in accordance with their respective terms.  Schedule 4.8 contains a true, complete and correct list of all title reports and title insurance policies received or owned by the Company.

(b)                                 The Company has good and indefeasible title to the tangible and intangible personal property and the real property owned and used in its business, including the properties identified in Schedule 4.8 as owned real property, free and clear of all Encumbrances other than Permitted Encumbrances and those set forth in Schedule 4.8.

(c)                                  Except as specifically described in Schedule 4.8, the owned tangible and intangible assets of the Company include all the assets owned and used in the operation of the business of the Company as conducted at the Balance Sheet Date, except for dispositions of such assets since such date in the ordinary course of business, consistent with past practices, or except as contemplated hereby or except for such dispositions that will not have a Material Adverse Effect on the Company’s business.

4.9.   Material Customers and Contracts.

(a)                                  Schedule 4.9 sets forth an accurate list of (i) all customers representing 5% or more of the Company’s revenues for the fiscal year ended December 31, 2002 or the interim period ended on the Balance Sheet Date (the “Material Customers”), and (ii) all Material executory Contracts to which the Company is currently a party or by which it or any of its properties is bound including, but not limited to, (A) all customer Contracts involving annual payments by the customer to the Company in excess of $25,000, including, without limitation, consignment Contracts, (B) Contracts with any labor organizations, (C) leases providing for annual rental payments by the Company to the lessor in excess of $10,000, (D) loan agreements, (E) pledge and security agreements, (F) indemnity or guaranty agreements or obligations, (G) bonds, (H) notes, (I) mortgages, (J) joint venture or partnership agreements, (K) options to purchase real or personal property, and (L) agreements relating to the purchase or sale by the Company of assets (other than oral agreements relating to sales of inventory or services in the ordinary course of business, consistent with past practices) or securities for more than $50,000, individually, or $100,000, in the aggregate.  Prior to the date hereof, the Company has made available to Vital Images complete and correct copies of all such Contracts.  Each such Contract is a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)                                 Except to the extent set forth in Schedule 4.9, (i) no Material Customer has canceled or substantially reduced or, to the Knowledge of the Company, has threatened to cancel or substantially reduce its purchases of the Company’s products or services, and (ii) the Company is in compliance with all Material commitments and obligations pertaining to it under such agreements and is not in default under any of the Contracts described in subsection (a), no notice of default has been received by the Company with respect to such Contracts, and the Company has no Knowledge of any basis therefor.

(c)                                  Except to the extent set forth in Schedule 4.9, the Company is not a party to any governmental Contracts subject to price redetermination or renegotiation.  Schedule 4.9 sets forth the Company’s Material bonding or other Material financial security requirements or arrangements in connection with any transactions with any of its customers or suppliers.

(d)                                 Schedule 4.9 sets forth a summary of each outstanding bid or proposal by the Company that, if awarded to the Company, contemplates or is like to result in payments to the Company in excess of $100,000 and that is subject to acceptance or award by a third party.

4.10.   Permits.  Schedule 4.10 contains an accurate list of all licenses, franchises, permits, transportation authorities, regulatory approvals (including those of the Food and Drug Administration (“FDA”)), and other governmental authorizations held by the Company, including, without limitation, permits, licenses and operating authorizations, titles (including motor vehicle titles and current registrations), fuel permits, franchises and certificates owned or held by the Company (the “Permits”).  The Permits are valid, and the Company has not received any written notice that any Governmental Authority intends to cancel, terminate or not renew any such Permit.  To the Knowledge of the Company and the Major Stockholders, the Permits are all the permits that are required by Law for the operation of the business of the Company as conducted at the Balance Sheet Date.  Except with respect to any Permit issued to the Company by the FDA, the Company has conducted and is conducting its business in Material compliance with the requirements, standards, criteria and conditions set forth in the Permits, as well as the applicable orders, approvals and variances related thereto, and is not in Material violation of any of the foregoing.  With respect to any Permit issued to the Company by the FDA, the Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in such Permits, as well as the applicable orders, approvals and variances related thereto, and is not in violation of any of the foregoing.  The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any Permits.

4.11.   Environmental Matters. Except as set forth in Schedule 4.11, (a) the Company has complied with and is in Material compliance with all Environmental Laws, including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Substances; (b) the Company has obtained and Materially complied with all necessary permits and other approvals necessary for the treatment, transportation, storage, disposal and other handling by the Company of Hazardous Substances and with respect to all past and present sites owned or operated by the Company where Hazardous Substances have been treated, stored, disposed of or otherwise handled by the Company, and there have been no Material violations of any reporting obligations under any Environmental Laws so as to create any Material liability for the Company; (c) there have been no Material “releases” or threats of “releases” (as defined in any Environmental Laws) by the Company at, from, in or on any property owned or operated by the Company in such form or substance so as to create any Material liability for the Company; (d) there is no on-site or off-site location to which the Company has transported or disposed of Hazardous Substances or arranged for the transportation or disposal of Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any Material claim against the Surviving Corporation, Vital Images or Newco for any clean-up cost, remedial work, damage to natural resources or personal injury including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the Hazardous Materials Transportation Act, or (iv) comparable state and local statutes and regulations; and

(e) the Company has no Material contingent liability in connection with any release or disposal by the Company of any Hazardous Substance into the environment.  None of the past or present sites owned or operated by the Company is currently or has ever been designated as a treatment, storage and/or disposal facility pursuant to 42 U.S.C. § 6925 as a result of any actions taken by the Company, nor has the Company ever applied for a Permit designating any such facility as a treatment, storage and/or disposal facility pursuant to 42 U.S.C. § 6925.

4.12.   Labor and Employee Relations.  The Company is not bound by or subject to any arrangement with any labor union.  No employees of the Company are represented by any labor union or covered by any collective bargaining agreement nor is any campaign to establish such representation in progress.  There is no pending or, to the Knowledge of the Company, threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any Material labor interruptions over the past five years.  The Company has no labor relations problem pending, there are no employment-related claims pending against the Company, and the Company’s labor relations are satisfactory.

4.13.   Insurance.  Schedule 4.13 sets forth an accurate list as of the Balance Sheet Date of all insurance policies carried by the Company and of insurance loss runs and workmen’s compensation claims for the past five policy years.  Except as set forth in Schedule 4.13, all of such policies are  “claims made” policies.  The policies listed in Schedule 4.13 are currently in full force and effect.

4.14.   Compensation; Employment Agreements.  Schedule 4.14 sets forth an accurate schedule of all officers, directors and employees of the Company, listing the rate of compensation (and the portions thereof attributable to salary and bonus) and, to the extent not generally made available to all employees of the Company, other benefits and other compensation of each of such persons as of (a) the Balance Sheet Date and (b) the date hereof. Except as set forth in Schedule 4.14, all of the employees of the Company are employed on an “at will” basis.

4.15.   Noncompetition, Confidentiality and Nonsolicitation Agreements.  Schedule 4.15 sets forth a true, complete and correct list of all agreements containing covenants not to compete or solicit employees or to maintain the confidentiality of information to which the Company is bound or under which the Company has any rights or obligations.

4.16.   Employee Benefit Plans.

(a)                                   Schedule 4.16 sets forth an accurate schedule of each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all nonqualified deferred compensation arrangements, whether formal or informal and whether legally binding or not, covering any present or former director, officer or employee of the Company under which the Company has any current or future obligation or liability or under which any present or former director, officer or employee of the Company, or such present or former director’s, officer’s or employee’s dependents or beneficiaries, has any current or future right to benefits (each such plan and arrangement referred to hereinafter as a “Plan”).  Except as set forth in Schedule 4.16, the Company does not sponsor, maintain or contribute currently, or at any time during the preceding five years, to any plan, program, fund or arrangement that constitutes an employee pension benefit plan.  Each Plan may be terminated by the Company, at any time without any liability, cost or expense, other than costs and expenses that are customary in connection with the termination of a Plan.  For purposes of this Agreement, the term “employee pension benefit plan” shall have the meaning given that term in Section 3(2) of ERISA.

(b)                                  Each Plan listed in Schedule 4.16 is in compliance in all Material respects with the applicable provisions of ERISA, the Code, the Public Health Service Act and any other applicable Law.  Except as set forth in Schedule 4.16, with respect to each Plan of the Company (other than a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA), all reports and other documents required under ERISA or other applicable Law to be filed with any Governmental Authority, or required to be distributed to participants or beneficiaries, the failure of which to file or distribute could reasonably be expected to result in a Material Adverse Effect on the Company, have been duly and timely filed or distributed.  True and complete copies of all Material reports and other documents with respect to the past three years for each Plan have been provided to Vital Images.  No “accumulated funding deficiency” (as defined in Section 412(a) of the Code) with respect to any Plan has been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested.  Except as set forth in Schedule 4.16, each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (a ”Qualified Plan”) is, and has been during the period from its adoption to the date hereof, so qualified, both as to form and operation and all necessary approvals of Governmental Authorities, including a favorable determination action or opinion from the IRS, as to the qualification under the Code of each of such Qualified Plans and each amendment thereto, have been timely obtained, or the applicable remedial period has not expired.  Except as set forth in Schedule 4.16, all accrued contribution obligations of the Company with respect to any Plan have either been fulfilled in their entirety or are fully reflected in the Company Financial Statements.

(c)                                   No Plan has incurred or will incur, and the Company has not incurred and will not incur with respect to any Plan, any liability for excise tax or penalty due to the Internal Revenue Service.  There have been no terminations, partial terminations or discontinuances of contributions to any Qualified Plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such Qualified Plan has been made.

(d)                                  Except as set forth in Schedule 4.16, the Company has not made any promises of retirement or other benefits to employees, except as set forth in the Plans, and the Company neither maintains nor has established any Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides for retiree medical benefits or any other continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and similar state Law provisions, or at the expense of the participant or the beneficiary of the participant.  The Company neither maintains, nor has established nor has ever participated in a multiple employer welfare benefit arrangement as described in Section 3(40)(A) of ERISA.  Except as set forth in Schedule 4.16, the Company has no current or future obligation or liability with respect to a Plan pursuant to the provisions of a collective bargaining agreement.

(e)                                   The Company has not incurred any Material liability to the Pension Benefit Guaranty Corporation in connection with any Plan.  The assets of each Plan that are subject to Title IV of ERISA are sufficient to provide the benefits under such Plan, the payment of which the Pension Benefit Guaranty Corporation would guarantee if such Plan were terminated, and such assets are also sufficient to provide all other “benefits liabilities” (as defined in ERISA Section 4001(a)(16)) due under such Plan upon termination.

(f)                                     No “reportable event” (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any Plan subject to Title IV of ERISA.  There are no pending claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and to the Knowledge of the Company and the Major Stockholders, there are no threatened litigation or claims against, the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan.  There are no investigations or audits of any Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to the Company that has not been fully discharged.  The Company has not participated in any voluntary compliance or closing agreement programs established with respect to the form or operation of a Plan.

(g)                                  The Company has not engaged in any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, in connection with any Plan for which exemption was not available.  Except as set forth in Schedule 4.16, the Company neither is, nor ever has been, a participant in or is obligated to make any payment to a multiemployer plan.  No Person or entity that was engaged by the Company as an independent contractor within the last five years reasonably can or will be characterized or deemed to be an employee of the Company under applicable Laws for any purpose whatsoever including, without limitation, for purposes of federal, state and local income taxation, workers’ compensation and unemployment insurance and Plan eligibility.

(h)                                  The Company has no liability or obligation with respect to any plan or program maintained by any ERISA Affiliate which would be a Plan if it were maintained by the Company for its employees.  For purposes of this subsection (h), the term “ERISA Affiliate” means any corporation or trade or business under common control with the Company as determined under Section 414(b), (c), (m) or (o) of the Code.

4.17.   Litigation and Compliance with Law.  Except as set forth in Schedule 4.17, there are no claims, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company, at law or in equity, or before or by any Governmental Authority having jurisdiction over the Company.  No written notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company and, to the Knowledge of the Company, there is no basis therefor.  Except to the extent set forth in Schedule 4.17, the Company has conducted and is conducting its business in compliance with all

Laws applicable to the Company, its assets or the operation of its business, except where such noncompliance would not have a Material Adverse Effect on the Company.

4.18.   Taxes.  For purposes of this Agreement, the term “Taxes” shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments.  The Company has timely filed all requisite federal, state, local and other tax returns for all fiscal periods ended on or before the Closing Date, and has duly paid in full or made adequate provision in the Company Financial Statements for the payment of all Taxes for all periods ending at or prior to the Balance Sheet Date and has duly paid in full or made adequate provision in the books and records of the Company for the payment of all Taxes for all periods commencing after the Balance Sheet Date and ending at or prior to the Closing Date.  The Company has duly withheld and paid or remitted all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person or entity that required withholding under any applicable Law including, without limitation, any amounts required to be withheld or collected with respect to social security, unemployment compensation, sales or use taxes or workers’ compensation.  Except as set forth in Schedule 4.18, there are no examinations in progress or claims against the Company relating to Taxes for any period or periods prior to and including the Balance Sheet Date.  No written notice of any claim for Taxes, whether pending or threatened, has been received.  The Company has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes.  The Company is not a party to any Tax allocation or sharing agreement and is not otherwise liable or obligated to indemnify any Person or entity with respect to any Taxes.  The amounts shown as accruals for Taxes on the Interim Financial Statements as of the Balance Sheet Date are sufficient for the payment of all Taxes for all fiscal periods ended on or before that date.  True and complete copies of (a) any tax examinations, (b) extensions of statutory limitations and (c) the federal, state and local Tax returns of the Company for the last three (3) fiscal years have been previously provided to Vital Images.  There are no requests for ruling in respect of any Tax pending between the Company and any Taxing authority.  The Company currently utilizes the accrual method of accounting for income tax purposes.  Such method of accounting has not changed since January 1, 1998.

4.19.   Absence of Changes.  Since the Balance Sheet Date, except as set forth in Schedule 4.19 or except as contemplated by this Agreement, the Company has conducted its operations in the ordinary course and there has not been:

(a)                                   any event, occurrence, development or state of circumstances or facts which has had, or to the Knowledge of the Company is reasonably likely to have, a Material Adverse Effect on the Company;

(b)                                  any damage, destruction or loss (whether or not covered by insurance) which has had a Material Adverse Effect on the properties or business of the Company, individually or in the aggregate;

(c)                                   any change in the authorized capital stock of the Company or in its outstanding securities or any grant by the Company of any options, warrants, calls, conversion rights or commitments or other Rights;

(d)                                  any declaration or payment of any dividend or distribution in respect of the Company’s capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company by the Company;

(e)                                   any increase in the compensation payable or to become payable by the Company to any of its officers, directors, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, which bonuses and salary increases are set forth in Schedule 4.19;

(f)                                     any Material work interruptions, labor grievances or claims filed with respect to the Company;

(g)                                  any sale or transfer, or any agreement to sell or transfer, any assets, properties or rights of the Company to any Person in excess of $25,000 and outside of the ordinary course of the Company’s business;

(h)                                  any cancellation of, or agreement to cancel, any indebtedness or other obligation in excess of $25,000 owing to the Company;

(i)                                      any increase in the Company’s indebtedness, other than accounts payable incurred in the ordinary course of business, consistent with past practices or incurred in connection with the transactions contemplated by this Agreement;

(j)                                      any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

(k)                                   any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company’s business;

(l)                                      any waiver of any Material rights or Material claims of the Company;

(m)                                any breach, amendment or termination of any Contract or other right to which the Company is a party or any of its property is subject; or

(n)                                  any other transaction by the Company outside the ordinary course of business.

4.20.   Accounts with Banks and Brokerages; Powers of Attorney.  Schedule 4.20 sets forth an accurate schedule, as of the date of this Agreement, of (a) the name of each financial institution or brokerage firm in which the Company has accounts or safe deposit boxes; (b) the names in which such accounts or boxes are held; (c) the type of account; and (d) the name of each Person authorized to draw thereon or have access thereto.  Schedule 4.20 also sets forth the name of each Person holding a general or special power of attorney from the Company and a description of the terms thereof.

4.21.   Absence of Certain Business Practices.  Neither the Company nor any of its Affiliates has given or offered to give anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law.

4.22.   Intellectual Property.

(a)                                   The Company Intellectual Property constitutes all of the Intellectual Property Rights necessary for the manufacture, use, and sale of the Company’s products in accordance with the Company’s business as currently conducted.

(b)                                  Schedule 4.22 lists all Registered Intellectual Property Rights and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of such Registered Intellectual Property Rights.

(c)                                   Except as set forth on Schedule 4.22, each item of Company Intellectual Property, including, without limitation, all Registered Intellectual Property listed in Schedule 4.22, is free and clear of any Encumbrances (excluding any licenses with respect thereto).

(d)                                  To the extent that any Company Intellectual Property has been developed or created independently by any Person other than the Company or jointly by the Company and any Person other than the Company and for which the Company has, directly or indirectly, paid or provided any other consideration, the Company has a written agreement with such Person with respect thereto, and the Company thereby has obtained full rights of ownership of such Company Intellectual Property and associated Intellectual Property Rights by operation of law or by valid assignment or a license sufficient to conduct the business of the Company as currently conducted.

(e)                                   Other than as set forth on Schedule 4.22, the Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property or associated Intellectual Property Rights to any other Person.

(f)                                     Schedule 4.22 lists all contracts, licenses and agreements to which the Company is a party with respect to the Company Intellectual Property, and each such contract, license and agreement is a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(g)                                  The use, operation or other exploitation of the Company Intellectual Property by the Company prior to the date hereof does not infringe or misappropriate any of the Intellectual Property Rights of any other Person, and the Company has not received written notice from any Person claiming that such operation or any product or technology therein infringes or misappropriates any of the Intellectual Property Rights of any Person.

(h)                                  To the Knowledge of the Company, other than as set forth on Schedule 4.22, no Person is infringing or misappropriating any Company Intellectual Property nor has any Person done so at any time in the past and the Company has taken reasonable steps under the circumstances that are required to protect the Company’s rights in confidential information and trade secrets of the Company.

(i)                                      No Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.

4.23.   Competing Lines of Business; Related-Party Transactions.  Except as set forth in Schedule 4.23, neither the Major Stockholders nor, to the Knowledge of the Company, any other Affiliate of the Company owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is in a competitive business or is a competitor, lessor, lessee, customer or supplier of the Company, except in connection with the ownership by any such Person of less than five percent (5%), in the aggregate, of any class of securities of any business (but without otherwise participating in the activities of such business) if such securities are listed on any national securities exchange or NASDAQ.  Except as set forth in Schedule 4.23, no officer or director of the Company nor any Major Stockholder has any interest in any property, real or personal, tangible or intangible, used in the business of the Company.

4.24.   Inventory.  Except as set forth in Schedule 4.24, the inventory of the Company on the Closing Date (the “Inventory”) will represent the normal supplies and stock and trade of Company on hand as of the close of business on the Closing Date.  Except to the extent reserved against in the Company Financial Statements and the books and records of the Company, the Inventory is, and will be as of the Closing Date, good, merchantable and saleable at customary prices in the ordinary course of business and is and will be, as of the Closing Date, of a quality, quantity and mix consistent with Company’s past business practices.  Any obsolete inventory has been properly reserved to reflect its net realizable value in the Company Financial Statements or the books and records of the Company.

4.25.   Product Liability Claims.  Except as set forth on Schedule 4.25, since January 1, 2001, the Company has not received any written claim based upon an alleged breach of product warranty arising from Company’s sale of its products (hereinafter collectively referred to as “Product Liability Claims”).

4.26.   Warranty of Products.  The Company has not made or given any express warranty or guaranty with respect to any products manufactured or sold by the Company except as set forth in Schedule 4.26 or as set forth in the Contracts listed on Schedule 4.9.

4.27.   Individual Representations and Warranties of the Major Stockholders.

(a)                                   Authorization; Non-Contravention; Approvals.

(1)                                   Such Major Stockholder has the full legal right, power and authority to enter into this Agreement.

(2)                                   The execution and delivery of this Agreement by such Major Stockholder does not, and the consummation by such Major Stockholder of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, (a) any Laws applicable to such Major Stockholder, or (b) except as set forth in Schedule 4.27(a), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which such Major Stockholder is now a party.

(3)                                   This Agreement has been duly and validly executed and delivered by such Major Stockholder and, assuming the due authorization, execution and delivery hereof by Vital Images and Newco, constitutes a valid and binding agreement of such Major Stockholder, enforceable against such Major Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(4)                                   Except as set forth in Schedule 4.27(a), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or third party is necessary for the execution and delivery of this Agreement by such Major Stockholder or the consummation by such Major Stockholder of the transactions contemplated hereby.

(b)                                  Stock Ownership.  Such Major Stockholder owns beneficially and of record the Shares set forth opposite such Major Stockholder’s name on Schedule 4.27(b) free and clear of all Encumbrances (except Encumbrances resulting from restrictions on transferability imposed by federal and state securities laws or as otherwise disclosed on Schedule 4.27(b)).

(c)                                   Capitalization.  Except as set forth in Schedule 4.27(c), no subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment or any other Right of any kind exists which obligates such Major Stockholder to transfer any of the capital stock of the Company.

(d)                                  Absence of Changes.  Except as set forth in Schedule 4.27(d), since the Balance Sheet Date, there has not been any change in such Major Stockholder’s ownership interest in the Company or any grant by or to any such Major Stockholder of any options, warrants, calls, conversion rights or commitments or any other Right.

(e)                                   Approval.  Such Major Stockholder (i) has voted his, her or its shares of the Company Common Stock in favor of the Merger or approved the Merger pursuant to a written action in accordance with the DGCL, and (ii) has not filed any notice with the Company pursuant to Title 8, Chapter 1, Section 262 of the Delaware Code, electing to exercise his, her or its appraisal rights thereunder.

4.28.   Disclosure.  The Company has provided Vital Images or its representatives all the information that Vital Images has requested in analyzing whether to consummate the Merger and the other transactions contemplated by this Agreement.  To their Knowledge, no representation or warranty of the Company or the Major Stockholders to Vital Images or Newco in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF VITAL IMAGES AND NEWCO

In connection with and as an inducement to the Company to enter into and be bound by this Agreement and the holders of the Company Capital Stock to consent to the terms and conditions of this Agreement and accept the Merger Consideration in exchange for their Certificates, Vital Images and Newco jointly and severally make the following representations and warranties to the Company and holders of Company Common Stock and Common Stock Rights as of the date hereof, and as of the Closing Date, unless an earlier date is referenced herein:

5.1.   Organization.  Each of Vital Images and Newco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota and is duly authorized and qualified to do business under all applicable Laws to carry on its business in the places and in the manner now conducted.  Each of Vital Images and Newco has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted.  True, complete and correct copies of the Articles of Incorporation and Bylaws, each as amended, of each of Vital Images and Newco have been previously delivered to counsel for the Company.

5.2.   Authorization; Non-Contravention; Approvals.

(a)                                   Each of Vital Images and Newco has the requisite power and authority, and has taken all corporate action necessary, to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement has been approved by the boards of directors of Vital Images and Newco, and Vital Images, as the sole stockholder of Newco.  No additional corporate proceedings on the part of Vital Images or Newco are necessary to authorize the execution and delivery of this Agreement and the consummation by Vital Images and Newco of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Vital Images and Newco and, assuming the due authorization, execution and delivery by the Company, constitutes valid and binding agreements of Vital Images and Newco, enforceable against Vital Images and Newco in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)                                  The execution and delivery of this Agreement by Vital Images and Newco do not, and the consummation by Vital Images and Newco of the transactions contemplated hereby will not, conflict, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws of Vital Images or Newco, (ii) any Law applicable to either Vital Images or Newco or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Vital Images or Newco is now a party or by which either Vital Images or Newco or any of their properties or assets may be bound or affected.

(c)                                   No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Vital Images in connection with the execution, delivery or performance by Vital Images and Newco of this Agreement, or to consummate the Merger, except for the Merger Filings. As of the date hereof, Vital Images is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated hereby will not be received.

5.3.   Vital Images Stock. The authorized capital stock of the Vital Images consists of twenty-five million (25,000,000) shares of stock, of which twenty million (20,000,000) shares are designated as common stock, par value $.01 per share  (the “Vital Images Common Stock”), and five million (5,000,000) shares are designated as preferred stock, par value $0.01 per share (the “Vital Images Preferred Stock”).  As of November 30, 2003, (a) 11,128,762 shares of Vital Images Common Stock were issued and outstanding; (b) no shares of Vital Images Preferred Stock were issued or outstanding; (c) four million three hundred fifty-eight thousand (4,358,000) shares of Vital Images Common Stock were reserved for issuance upon the exercise of options issued or issuable under (i) the Vital Images 1997 Stock Option and Incentive Plan, (ii) the Vital Images 1997 Director Stock Option, and (iii) non-plan option grants (the “Vital Images Stock Options”); (d) two hundred fifty thousand (250,000) shares of Vital Images Common Stock were reserved for purchase under the Vital Images 1997 Employee Stock Purchase Plan (the “Vital Images Employee Stock Purchase Plan”); and (e) nineteen thousand one hundred fifty-six (19,156) shares of Vital Images Common Stock were reserved for issuance under outstanding warrants to purchase Vital Images Common Stock (the “Vital Images Warrants”). The outstanding shares of Vital Images Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and subject to no preemptive rights (and were not issued in violation of any subscriptive or preemptive rights).  As of November 30, 2003, other than the Vital Images Stock Options, the Vital Images Employee Stock Purchase Plan and the Vital Images Warrants, there were no shares of Vital Images Common Stock authorized and reserved for issuance, Vital Images did not have any Rights issued or outstanding with respect to Vital Images Common Stock, and Vital Images does not have any commitment to authorize, issue or sell any Vital Images Common Stock or Rights, except pursuant to this Agreement.

5.4.   Tax Reorganization Representations.

(a)                                   Prior to the Merger, Vital Images will be in control of Newco within the meaning of Section 368(c) of the Code.

(b)                                  Vital Images has no plan or intention to cause the Surviving Corporation to issue additional shares of its stock that would result in Vital Images losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

(c)                                   Vital Images has no plan or intention to reacquire any of the Stock Consideration issued in the Merger.

(d)                                  Vital Images has no plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation with or into another corporation; to sell or otherwise dispose of the stock of the Surviving Corporation except for transfers of stock to another corporation controlled by Vital Images; or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Vital Images.

(e)                                   Following the Closing, Vital Images’ intention is that the Surviving Corporation will continue the historic business of the Company or use a significant portion of the historic business assets of the Company in a business, all as required to satisfy the “continuity of business enterprise” requirement under Section 368 of the Code.

(f)                                     Vital Images does not own, nor has it owned during the past five years, any shares of the capital stock of the Company.

(g)                                  Each of Vital Images and Newco is undertaking the Merger for a bona fide business purpose and not merely for the avoidance of federal income tax.

(h)                                  Neither Vital Images nor Newco is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(i)                                      As of the Closing Date and prior to the Effective Time, the fair market value of the assets of Newco will exceed the sum of Newco’s liabilities plus the amount of other liabilities, if any, to which Newco’s assets are subject.

(j)                                      No Newco stock will be given as consideration in connection with the transaction.

5.5.   SEC Documents; Financial Statements.

(a)                                   Since December 31, 2000, Vital Images has filed all periodic and other reports and statements it was required to file with the SEC under the 1933 Act, or under Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act including, but not limited to, Vital Images’ Annual Report on Form 10-K for the fiscal years ended December 31, 2000, 2001 and 2002, Quarterly Reports on Forms 10-Q, Current Reports on Form 8-K and definitive proxy statements (collectively, the “Vital Images SEC Documents”). As of their respective dates (and without giving effect to any amendments or modification filed after the date of this Agreement), each of the Vital Images SEC Documents filed since December 31, 2000 complied with applicable Securities Laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                  Each of the balance sheets included in or incorporated by reference into the Vital Images SEC Documents fairly presented the financial condition of Vital Images as of the date of such balance sheet.  Each of the statements of income, cash flows and changes in shareholders’ equity and comprehensive income included in or incorporated by reference into the Vital Images SEC Documents (collectively, the foregoing financial statements are referred to as the “Vital Images Financial Statements”), fairly presented the results of operations, cash flows and shareholders’ equity, as the case may be, of Vital Images for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP (except as may be noted therein and except that such unaudited statements include no notes).

(c)                                   Except as disclosed in the Vital Images Financial Statements or the Vital Images SEC Documents filed since December 31, 2000, Vital Images has no liability or obligation (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Vital Images.

5.6.   Ownership of Newco; No Prior Activities.  Newco was formed solely for the purpose of engaging in the transactions contemplated hereby.  As of the date hereof and as of the Effective Time, the capital stock of Newco is and will be owned 100% by Vital Images directly.  Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, commitments or any other agreements of any character which Newco is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Newco.  As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby, Newco has not and will not have incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.  Vital Images will take all action necessary to ensure that Newco at no time prior to the Effective Time owns any asset other than an amount of cash necessary to incorporate Newco and to pay the expenses of the Merger attributable to Newco in connection with the Merger.

5.7.   Disclosure.  Vital Images has provided the Company with all the information that the Company has requested in analyzing whether to consummate the Merger.  None of the information so provided nor any representation or warranty of Vital Images contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1.   Forbearances of the Company.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Vital Images (which consent shall not be unreasonably withheld), the Company will not:

(a)                                   Ordinary Course.  Conduct the business of the Company or any of its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable efforts to preserve intact any of their business organizations and assets and maintain their rights, franchises and existing relations with clients, customers, correspondents, independent contractors, suppliers, employees and business associates; or engage in any new lines of business.

(b)                                  Capital Stock.  (i) Except as approved by the Board of Directors of the Company, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Common Stock or any Rights; provided that the Company shall provide notice to Vital Images of any additional shares of Company Common Stock or any Rights created after the date of this Agreement and prior to Closing; (ii) enter into any Contract with respect to the foregoing; or (iii) except as approved by the Board of Directors of the Company, permit any additional shares of Company Common Stock to become subject to new grants of employee or director stock options, other similar stock-based employee rights or any other Rights.

(c)                                   Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d)                                  Compensation; Employment Agreements; Etc.  Enter into, amend, modify or renew any Contract regarding employment, consulting, severance or similar arrangements with any directors, officers, employees of, or independent contractors with respect to, the Company or its Subsidiaries, or grant any salary, wage or other increase in compensation or increase in any employee benefit (including incentive or bonus payments), except (i) for changes that are required by applicable law, (ii) to satisfy Contracts existing on the date hereof, (iii) for employment arrangements for, or grants of awards to, newly hired non-officer employees in the ordinary course of business consistent with past practice or (iv) for normal individual increases in compensation to non-officer employees in the ordinary and usual course of business consistent with past practice.

(e)                                   Benefit Plans. Enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare benefit, plan, program or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any directors, officers, employees of, or independent contractors with respect to, the Company or its Subsidiaries, including taking any action that accelerates the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder except, in each such case, as may be required by applicable law or expressly required by the terms of Contracts as such Contracts are in effect as of the date hereof.

(f)                                     Dispositions. Except for sales of securities or other investments or assets in the ordinary course of business consistent with past practice, sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any of its assets, business or properties.

(g)                                  Acquisitions. Except for the purchase of securities or other investments or assets in the ordinary course of business consistent with past practice, acquire a portion of the assets of any other Person.

(h)                                  Governing Documents. Amend the Company’s Certificate of Incorporation, the Company’s Bylaws or the Certificate of Incorporation or Bylaws (or similar governing documents) of any of the Company’s Subsidiaries.

(i)                                      Accounting Methods. Implement or adopt any change in accounting principles, practices or methods, other than as may be required by GAAP.

(j)                                      Contracts. Except in the ordinary course of business consistent with past practice, enter into, renew or terminate any Contract or amend or modify in any Material respect, or waive any Material right under, any of its existing Contracts.

(k)                                   Claims. Settle any claim, action or proceeding.

(l)                                      Capital Expenditures. Authorize or make any capital expenditures, other than (i) annual budgeted amounts previously disclosed to Vital Images, or (ii) in the ordinary and usual course of business consistent with past practice in amounts not exceeding $50,000 in the aggregate.

(m)                                Tax Matters. Make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment, surrender or compromise any right to claim a Tax refund or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, other than any of the foregoing actions that are (i) not, alone or in the aggregate, Material and (ii) taken in the ordinary and usual course of business, consistent with past practice.

(n)                                  Indebtedness.  (i) Other than in the ordinary course of business consistent with past practice, (A) incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance existing short-term indebtedness, and indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries, and indebtedness under existing lines of credit), (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, (C) make any loan or advance other than forgivable loans to employees in connection with the hiring of such employees consistent with past practice, or (ii) forgive or extinguish any indebtedness to the Company or any of its Subsidiaries for borrowed money or otherwise waive any rights under any instrument or arrangement pursuant to which such indebtedness was incurred.

(o)                                  Commitments.  Agree or commit to do, or adopt any resolutions of its board of directors in support of, anything that would be precluded by clauses (a) through (n).

6.2.   Forbearances of Vital Images and Newco.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, each of Vital Images and Newco will not take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any Material respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article 7 not being satisfied, or (c) a material breach of any provision of this Agreement.

6.3.   No Solicitation.

(a)                                   From the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to its terms, the Company and each of the Major Stockholders agrees that it, he or she will not and will not permit any of its Subsidiaries, or any of its or their officers, directors, employees, representatives, agents, or Affiliates, including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), or (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, or (iii) agree to, approve, recommend, or endorse any Acquisition Proposal, or authorize or permit any of its or their subsidiaries or Representatives to take any such action and, except to the extent prohibited by contracts existing at the date of this Agreement, the Company shall promptly notify Vital Images of any such inquiries and proposals received by the Company or any of its subsidiaries or Representatives, relating to any of such matters.

(b)                                  For purposes of this Agreement, “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following including the Company or its subsidiaries (other than the transactions contemplated by this Agreement): (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or 20% or more of the equity securities of, the Company or any of its Subsidiaries, in a single transactions or series of related transactions which would reasonably be expected to interfere with the completion of the Merger; or (ii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the 1933 Act in connection therewith.

6.4.   Access; Information.

(a)                                   The Company and its Subsidiaries, on one hand, and Vital Images on the other, shall upon reasonable notice and subject to applicable laws relating to the exchange of information, afford the other party and its officers, employees, counsel, accountants and other authorized representatives, such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax returns and work papers of independent auditors), properties, personnel and to such other information as the other party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each Material report, schedule and other document filed by it pursuant to the requirements of Securities Laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

6.5.   Commercially Reasonable Efforts.

(a)                                   Subject to the terms and conditions of this Agreement, each of the Company and Vital Images agrees to use its commercially reasonable efforts in good faith to take, or cause to be taken (including causing any of its Subsidiaries to take), all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Merger as promptly as reasonably practicable and otherwise to enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party hereto to that end.

(b)                                  Without limiting the generality of Section 6.5(a), the Company agrees to use commercially reasonable efforts to obtain the consent or approval of all persons party to a Contract with the Company, to the extent the failure to obtain such consent is reasonably likely to have a Material Adverse Effect on the Company giving effect to the Merger, or is required in order to consummate the Merger.

6.6.   Regulatory Applications.

(a)                                   Vital Images and the Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable. Each of Vital Images and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other

(subject in each case to applicable laws relating to the exchange of information) with respect to, all material written information submitted to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of Vital Images and the Company agrees to act reasonably and as promptly as practicable. Each of Vital Images and the Company agrees that it will consult with the other party hereto with respect to the obtaining of all material Permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)                                  Each of Vital Images and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.7.   Legal Opinions.

(a)                                   At the Closing, the Company shall cause its special legal counsel, Pillsbury Winthrop, LLP, to deliver to Vital Images a legal opinion in form and substance reasonably acceptable to Vital Images.

(b)                                  At the Closing, Vital Images and Newco shall cause their legal counsel, Winthrop & Weinstine, P.A., to deliver to the Company a legal opinion in form and substance reasonably acceptable to the Company.

6.8.   Employment Agreements.  At the Closing, the Surviving Corporation shall enter into mutually acceptable Employment Agreements with each of the parties set forth on Schedule 6.8 (the “Employment Agreements”).

6.9.   Continuing Role of Company’s President.  Vital Images and Hui Hu, the Company’s President and a Major Stockholder, shall negotiate in good faith as to Dr. Hu’s continuing role with the Surviving Corporation and shall use their best efforts to define and document such role prior to the Closing.

6.10.   Resignations.  At the Closing, each of the officers and directors of the Company shall deliver their resignations as officers and directors of the Company effective as of the Closing Date.

6.11.   Press Releases.  Each of the Company and Vital Images agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, unless agreed upon by both parties.

6.12.   Section 16 Matters.  Prior to the Effective Time, Vital Images and the Company shall take any such steps as may be required to cause any dispositions of Company Common

Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Vital Images Common Stock resulting from the transactions contemplated by Article III of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the 1934 Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

6.13.   Registration of the Restricted Shares; Compliance with the Securities Act.

(a)                                  Registration Procedures.  Vital Images shall:

(1)                                  subject to receipt of necessary information from each holder of Company Common Stock to whom Stock Consideration is issued at the Closing (each, an “Investor,” and collectively, the “Investors”), prepare and file with the SEC, within thirty (30) Business Days after the Closing Date, a Registration Statement on Form S-3 (the “Registration Statement”) to enable the resale of the Restricted Shares by the Investors through the automated quotation system of the Nasdaq Stock Market or in privately-negotiated transactions;

(2)                                  use its best efforts, subject to receipt of necessary information from the Investors, to cause the Registration Statement to become effective as soon as practicable, but in no event later than ninety (90) Business Days after the Registration Statement is filed by Vital Images;

(3)                                  use its commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith (the “Prospectus”) as may be necessary to keep the Registration Statement current and effective for a period not exceeding, with respect to each Investor’s Restricted Shares issued hereunder, the earlier of (i) the second anniversary of the Closing Date, (ii) the date on which the Investor may sell all Restricted Shares then held by the Investor pursuant to Rule 144(k) under the 1933 Act, or (iii) such time as all Restricted Shares issued to such Investor pursuant to this Agreement have been sold pursuant to a registration statement or an exemption from registration under the 1933 Act, and to notify each Investor promptly upon the Registration Statement and each post-effective amendment thereto being declared effective by the SEC;

(4)                                  furnish to the Investors with respect to the Restricted Shares registered under the Registration Statement such number of copies of the Registration Statement, Prospectuses (including supplemental prospectuses) and preliminary versions of the Prospectus filed with the SEC (“Preliminary Prospectuses”) in conformity with the requirements of the Securities Act and such other documents as the Investor may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Restricted Shares by the Investors; provided, however, that unless waived by Vital Images in writing, the obligation of Vital Images to deliver copies of Prospectuses or Preliminary Prospectuses to the Investors shall be subject to the receipt by Vital Images of reasonable assurances from the Investors that the Investors will comply with the applicable provisions of the Securities Laws as may be applicable in connection with any use of such Prospectuses or Preliminary Prospectuses;

(5)                                  file any documents required of Vital Images for normal blue sky clearance in states specified in writing by the Investors; provided, however, that Vital Images shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented; and

(6)                                  advise the Investors, promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation of any proceeding for that purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

It shall be a condition precedent to the obligations of Vital Images to take any action pursuant to this Section 6.13(a) that the Investors shall furnish to Vital Images such information regarding (i) themselves pursuant to an investor questionnaire, the form of which shall be satisfactory to Vital Images in its sole reasonable discretion (the “Investor Questionnaire”), (ii) the Restricted Shares to be sold by the Investors, and (iii) the intended method of disposition of such securities as shall be required or advisable in the sole reasonable judgment of Vital Images to effect the registration of the Restricted Shares.

(b)                                 Expenses.  The Investors and Vital Images and/or the Surviving Corporation will share all expenses in connection with the registration of the Restricted Shares pursuant to the Registration Statement; provided that the pro-rata portion allocated to the Investors shall not exceed $25,000 and shall be withheld by Vital Images for such purpose from the Closing Date Cash Consideration otherwise payable to the Investors.

(c)                                  Transfer of Shares after Registration; Suspension.

(1)                                  Each Investor agrees that it will not effect any disposition of the Restricted Shares that would constitute a sale within the meaning of the 1933 Act other than pursuant to transactions exempt from the registration requirements of the 1933 Act, except as contemplated in the Registration Statement and as described below, and that it will promptly notify Vital Images of any material changes in the information set forth in the Registration Statement regarding the Investor or its plan of distribution.  Each Investor also agrees that it will not sell any Restricted Shares until Vital Images has filed with the SEC a Current Report on Form 8-K and/or any amendments thereto (collectively the “Transaction Form 8-K”) containing all of the information required by the Form 8-K with respect to the transactions contemplated by this Agreement.  Vital Images shall use its best efforts, subject to receipt of necessary information from the Investors, to file the Transaction Form 8-K on a timely basis as required by General Instruction B.1 and Item 7(a)(4) to the Form 8-K.

(2)                                  Except in the event that Section 6.13(c)(3) below applies, Vital Images shall: (i) if deemed necessary by Vital Images, prepare and file from time to time with the

SEC a post-effective amendment to the Registration Statement or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that such Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and so that, as thereafter delivered to purchasers of the Restricted Shares being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) provide the Investors copies of any documents filed pursuant to Section 6.13(c)(2)(i); and (iii) upon request, inform each Investor who so requests that Vital Images has complied with its obligations in Section 6.13(c)(2)(i) (or that, if Vital Images has filed a post-effective amendment to the Registration Statement which has not yet been declared effective, Vital Images will notify the Investor to that effect, will use its commercially reasonable efforts to secure the effectiveness of such post-effective amendment as promptly as possible and will promptly notify the Investor pursuant to Section 6.13(c)(2)(i) hereof when the amendment has become effective).

(3)                                  Subject to Section 6.13(c)(4) below, in the event of: (i) any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related Prospectus or for additional information; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) the receipt by Vital Images of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Restricted Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose; or (iv) any event or circumstance which necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; then Vital Images shall promptly deliver a certificate in writing to the Investors (the “Suspension Notice”) to the effect of the foregoing and, upon receipt of such Suspension Notice, the Investors will refrain from selling any Restricted Shares pursuant to the Registration Statement (a “Suspension”) until the Investors are advised in writing by Vital Images that the current Prospectus may be used and have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus.  In the event of any Suspension, Vital Images will use its commercially reasonable efforts to cause the use of the Prospectus so suspended to be resumed as soon as reasonably practicable after delivery of a Suspension Notice to the Investors.  In addition to and without limiting any other remedies (including, without limitation, at law or at equity) available to the Investors, the Investors shall be entitled to specific performance in the event that Vital Images fails to comply with the provisions of this Section 6.13(c)(3).

(4)                                  Notwithstanding the foregoing paragraphs of this Section 6.13(c), Vital Images shall use its commercially reasonable efforts to ensure that the Investors shall not be prohibited from selling Restricted Shares under the Registration Statement as a result of Suspensions on more than two occasions of not more than 30 calendar days in any twelve-month period, and any such Suspension must be separated by a period of at least 30 calendar days from a prior Suspension.

(5)                                  If a Suspension is not then in effect, each Investor may sell Restricted Shares under the Registration Statement, provided that it arranges for delivery of a current Prospectus to the transferee of such Restricted Shares.  Upon receipt of a request therefor, Vital Images will provide an adequate number of current Prospectuses to the Investor and to any other parties requiring such Prospectuses.

(6)                                  Prior to a sale of Restricted Shares by the Investors, unless such requirement is waived by Vital Images in writing, the Investors must also deliver to Vital Images’ legal counsel as identified by Vital Images, a properly completed and signed Certificate of Selling Agent or Broker substantially in the form attached hereto as Schedule 6.13(c) (each, a “Certificate of Selling Agent or Broker”) and a copy of the stock certificate(s) representing the Restricted Shares to be sold so that the Restricted Shares may be properly transferred.  Upon receipt of a properly completed and signed Certificate of Selling Agent or Broker and a copy of the stock certificate(s) representing the Restricted Shares to be sold, and if the Registration Statement is then in effect and no Suspension is in effect, Vital Images shall request that its legal cousel render an opinion to Vital Images’ transfer agent within two (2) Business Days after the receipt by its legal counsel of the Certificate of Selling Agent or Broker and a copy of the related stock certificate(s) that such sale of the Restricted Shares is registered under the 1933 Act pursuant to the Registration Statement.  The Investors shall conduct such sale in accordance with the representations in the Certificate of Selling Agent or Broker and such legal counsel’s opinion.

In the event of any sale of the Restricted Shares in accordance with this Agreement, the restrictive legend shall be removed with respect to the Restricted Shares sold and Vital Images shall issue a certificate without such legend to the purchaser of any such Restricted Shares, if (a) the sale of such Restricted Shares is registered under the Registration Statement (including registration pursuant to Rule 415 under the 1933 Act); (b) the holder has provided Vital Images with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Restricted Shares may be made without registration under the 1933 Act; or (c) such Restricted Shares are sold in compliance with Rule 144 under the 1933 Act.

(d)                                 Indemnification.  For the purpose of this Section 6.13(d) only:

(1)                                  the term “Selling Stockholder” shall include the Investors and each person, if any, who controls the Investor within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act;

(2)                                  the term “Registration Statement” shall include any final Prospectus, exhibit, supplement or amendment included in or relating to, and any document incorporated by reference in, the Registration Statement (or deemed to be a part thereof); and

(3)                                  the term “untrue statement” shall include any untrue statement or alleged untrue statement or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(4)                                  (i)                                     Vital Images agrees to indemnify and hold harmless each Selling Stockholder from and against any losses, claims, damages or liabilities to which such Selling Stockholder may become subject (under the 1933 Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (i) any untrue statement of a material fact contained in the Registration Statement or (ii) any failure by Vital Images to fulfill any undertaking included in the Registration Statement, and Vital Images will reimburse such Selling Stockholder for any reasonable legal expense or other actual accountable out-of-pocket expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that Vital Images shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to Vital Images by or on behalf of such Selling Stockholder specifically for use in preparation of the Registration Statement, or any inaccuracy in representations or information made by such Selling Stockholder in the Investor Questionnaire or the failure of such Selling Stockholder to comply with its covenants and agreements contained in Section 6.13(c) hereof or any statement or omission in any Prospectus that is corrected in any subsequent Prospectus that was delivered to the Selling Stockholder prior to the pertinent sale or sales by the Selling Stockholder.

(ii)                                  Each Investor will agree to indemnify and hold harmless Vital Images (and each person, if any, who controls Vital Images within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, each officer of Vital Images who signs the Registration Statement and each director of Vital Images) from and against any losses, claims, damages or liabilities to which Vital Images (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, (i) any failure by such Investor to comply with the covenants and agreements contained in Section 6.13(c) hereof, or (ii) any untrue statement of a material fact contained in the Registration Statement if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of such Investor specifically for use in preparation of the

Registration Statement, and such Investor will reimburse Vital Images (or such officer, director or controlling person), as the case may be, for any reasonable legal expense or other actual accountable out-of-pocket expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim.  The obligation to indemnify shall be limited to the net amount of the proceeds received by such Investor from the sale of the Restricted Shares pursuant to the Registration Statement.

(iii)                               Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 6.13(d), such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 6.13(d) (except to the extent that such omission materially and adversely affects the indemnifying party’s ability to defend such action) or from any liability otherwise than under this Section 6.13(d).  Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person.  After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof (unless it has failed to assume the defense thereof and appoint counsel reasonably satisfactory to the indemnified party), such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the reasonable opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties.  In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided that such consent shall not be unreasonably withheld.  No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could reasonably have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

(iv)                              If the indemnification provided for in this Section 6.13(d) is unavailable to or insufficient to hold harmless an indemnified party under Section 6.13(d)(4)(i) or 6.13(d)(4)(ii) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of Vital Images on the one hand and the Investor on the other in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by Vital Images on the one hand or the Investor on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement.  Vital Images and the Investors agree that it would not be just and equitable if contribution pursuant to this Section 6.13(d)(4)(iv) were determined by pro rata allocation (even if the Investors were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this Section 6.13(d)(4)(iv).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 6.13(d)(4)(iv) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 6.13(d)(4)(iv), the Investors shall not be required to contribute any amount in excess of the amount by which the gross amount received by the Investors from the sale of the Restricted Shares to which such loss relates exceeds the amount of any damages which the Investor has otherwise been required to pay by reason of such untrue statement.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Investors’ obligations in this subsection to contribute are several in proportion to their sales of Restricted Shares to which such loss relates and not joint.

(e)                                  Termination of Conditions and Obligations.  The conditions precedent imposed by this Section 6 upon the transferability of the Restricted Shares shall cease and terminate as to any particular number of the Restricted Shares when such Restricted Shares shall have been either effectively registered under the 1933 Act and sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement covering such Restricted Shares or at such time as an opinion of counsel reasonably satisfactory to Vital Images and its transfer agent shall have been rendered to the effect that such conditions are not necessary in order to comply with the 1933 Act.

(f)                                    Information Available.  So long as the Registration Statement is effective covering the resale of Restricted Shares owned by the Investors, Vital Images will furnish (or, to the extent such information is available electronically through Vital Images’ filings with the SEC, Vital Images will make available) to the Investors:

(1)                                  as soon as practicable after it is available, one copy of (i) its Annual Report to Shareholders (which Annual Report shall contain financial statements audited in accordance with generally accepted accounting principles by a national firm of certified public accountants) and (ii) if not included in substance in the Annual Report to

Shareholders, its Annual Report on Form 10-K (the foregoing, in each case, excluding exhibits);

(2)                                  upon the reasonable request of the Investor, all exhibits excluded by the parenthetical to Section 6.13(f)(1) as filed with the SEC and all other information that is made available to shareholders; and

(3)                                  upon the reasonable request of each Investor, an adequate number of copies of the Prospectuses to supply to any other party requiring such Prospectuses; and Vital Images, upon the reasonable request of each Investor, will meet with the Investor or a representative thereof at Vital Images’ headquarters during Vital Images’ normal business hours to discuss all information relevant for disclosure in the Registration Statement covering the Restricted Shares and will otherwise reasonably cooperate with the Investor conducting an investigation for the purpose of reducing or eliminating the Investor’s exposure to liability under the Securities Act, including the reasonable production of information at Vital Images’ headquarters; provided, that Vital Images shall not be required to disclose any confidential information to or meet at its headquarters with the Investor until and unless the Investor shall have entered into a confidentiality agreement in form and substance reasonably satisfactory to Vital Images with Vital Images with respect thereto.

6.14.   Resources for Achieving Milestones.  Vital Images and/or the Surviving Corporation (or any successor) shall commit commercially reasonable capital and other resources in order to allow the Surviving Corporation (or any successor) to achieve the milestones set forth in Section 3.5 of this Agreement.  Vital Images and/or the Surviving Corporation (or any successor) will further seek applicable regulatory clearances in the markets where Vital Images and/or the Surviving Corporation (or any successor) choose to sell Company products.

6.15.   Repayment of Related Party Indebtedness.  Immediately after the Merger, Vital Images agrees to cause the Surviving Corporation to repay certain indebtedness of the Company to its officers, employees and consultants, the amount of which indebtedness is specifically reflected in Schedule 6.15 (the “Related Party Indebtedness”).  The amount of the Related Party Indebtedness will be deducted from the Closing Date Cash Consideration for such purpose.

6.16.   Books and Records.  Vital Images and the Surviving Corporation (or any successor) shall keep full, clear and accurate records in connection with its obligations under Section 3.5 and shall furnish to the Major Stockholders copies of any relevant records which the Major Stockholders reasonably request from time to time to enable them to evaluate whether the Contingent Consideration payments were calculated accurately in accordance with the terms of this Agreement.  Upon ten (10) Business Days’ prior written notice from any Major Stockholder, any Major Stockholder and/or its authorized representatives and/or agents shall have the right to make an examination, during normal business hours, of all such records.  Any request for such records must be made by a Major Stockholder, and any notice of examination must be given, no later than the first (1st) anniversary of the Contingent Consideration payment date for which the records are requested.  Upon agreement by Vital Images and the Major Stockholders on any errors or omissions in calculating the amount of Contingent Consideration hereunder, prompt adjustments shall be made to compensate for any such errors or omissions disclosed by such examination.  Vital Images and the Surviving Corporation (or any successor) shall jointly and severally pay the Major Stockholders and/or their authorized representatives and/or agents for their reasonable expenses if and only if such examination discloses underpayment of amounts due to the Major Stockholders which exceeds the greater of ten thousand dollars ($10,000) or five percent (5%) of the payment amount (the “Audit Discrepancy”), if and to the extent that such Audit Discrepancy was due to an error on the part of Vital and/or the Surviving Corporation (or any successor).  Vital Images and the Surviving Corporation (or any successor) shall be wholly responsible for their internal costs and the internal costs of their Affiliates (including the Surviving Corporation and any successor), and their agents and representatives, incurred in connection with the aforesaid examination if such examination does not reveal any Audit Discrepancy.

6.17.   Appraisal Rights.  Holders of Company Capital Stock who have complied with all requirements for demanding and perfecting appraisal rights as set forth in Section 262 of the DGCL (“Dissenting Stockholders”) will be entitled to their rights under such laws.  Each share of Company Capital Stock held by Dissenting Stockholders shall not be converted into or represent the right to receive the Merger Consideration.  Dissenting Stockholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Section 262 of the DGCL.  Each share of Company Capital Stock held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the instruments that formerly evidenced such shares.  The Company shall give Vital Images prompt written notice of any assertions of appraisal rights or withdrawals of assertions of appraisal rights, and any other instrument in respect thereof received by the Company and the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Vital Images, settle or offer to settle any such demands.

6.18.   Protection of Company Intellectual Property.  From and after Closing, Vital Images and the Surviving Corporation (or any successor) hereby agree that Vital Images and/or the Surviving Corporation (or any successor) will prosecute against any infringement of the Company Intellectual Property to the extent that such infringement would have a Material Adverse Effect on the Surviving Corporation (or any successor) or the Company Intellectual Property.

6.19.   License Agreement.  In the event that the Closing shall not have occurred by the earlier of (i) the date Vital Images receives unfavorable notice from the SEC as described herein, or (ii)  February 7, 2004, due to an unfavorable ruling by or no response from the SEC with respect to the accounting treatment of the Merger (in other words, the SEC informs Vital Images that the Merger must be accounted for as an asset purchase rather than as a business combination or fails to respond), Vital Images and the Company hereby agree that (a) this Agreement shall not terminate, (b) Vital Images shall re-submit the accounting issue to the SEC on an as-needed basis until approval is received, at which time Closing will occur, and (c) they shall negotiate in good faith the execution of a license agreement whereby Vital Images shall license the Company Product from the Company until Closing.  If, after good faith efforts to reach an agreement, Vital Images and the Company fail to reach an agreement concerning the terms of such license agreement within three (3) weeks of commencing discussion, or if such license agreement terminates according to its terms other than as a result of Closing of the transactions described in this Agreement, Vital Images or the Company may terminate this Agreement in accordance with Section 8.1(d) hereof.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1.   Conditions to Obligations of Each Party. The respective obligations of each of the parties hereto to consummate the Merger shall be subject to the fulfillment or written waiver by Vital Images and the Company prior to the Effective Time of the following conditions:

(a)                                   No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued since the date of this Agreement by any U.S. federal or state court of competent jurisdiction and shall remain in effect; and no U.S. federal or state law, statute, rule, regulation or decree that makes consummation of the Merger illegal shall have been enacted or adopted since the date of this Agreement and shall remain in  effect.

(b)                                  Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall  have expired.

(c)                                   Shareholder Approval. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of Company Common Stock entitled to vote thereon in accordance with the DGCL, other applicable Law and the Company’s Certificate of Incorporation and Bylaws.

(d)                                  No Governmental Litigation. There shall not be pending before any U.S. federal or state court of competent jurisdiction any suit, action or  proceeding commenced by any U.S. federal or state Governmental Authority against Vital Images or the Company (and no U.S. federal or state Governmental Authority shall have overtly threatened to commence any action, suit or proceeding against Vital Images or the Company before any U.S. federal or state court of competent jurisdiction): (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Vital Images or the Company or any of their Subsidiaries any damages that would be Material to Vital Images or the Company; (iii) seeking to prohibit or limit in any Material respect Vital Images’ ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) which would have a Material Adverse Effect on the right of the Surviving Corporation to own the assets or operate the business of the Company.

(e)                                   No Other Litigation. There shall not be pending before any U.S. federal or state court of competent jurisdiction any suit, action or proceeding commenced by any Person against Vital Images in which there is a reasonable likelihood of a judgment against Vital Images or the Company providing for an award of damages or other relief that would have a Material Adverse Effect on Vital Images or the Company (i) challenging or seeking to prohibit or limit in any material respect Vital Images’ ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (ii) which would have a Material Adverse Effect on the right of the Surviving Corporation to own the assets or operate the business of the Company.

(f)                                     Escrow Agreement.  The parties hereto and the Escrow Agent shall have entered into the Escrow Agreement.

7.2.   Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

(a)                                   Representations and Warranties.  The representations and warranties of Vital Images and  Newco set forth in this Agreement shall be true and correct as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Vital Images by a senior executive officer to such effect.

(b)                                  Performance of Certain Obligations of Surviving Corporation and Vital Images.  Vital Images and the Surviving Corporation shall have performed all of their respective obligations under Sections 6.7(b), 6.8. 6.11 and 6.12 of this Agreement.

(c)                                   Performance of Other Obligations of Vital Images. Vital Images shall have performed in all Material respects, all other obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Vital Images by a senior executive officer to such effect.

7.3.   Conditions to Obligation of Vital Images and Newco. The obligation of Vital Images and Newco to consummate the Merger is also subject to the fulfillment or written waiver by Vital Images prior to the Effective Time of each of the following conditions:

(a)                                   Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and Vital Images shall have received a certificate, dated the Effective Date, signed on behalf of the Company by a senior executive officer to such effect.

(b)                                  Performance of Obligations of the Company.  The Company and the Major Stockholders shall have performed in all Material respects all obligations required to be performed by it or them under this Agreement at or prior to the Effective Time, and Vital Images shall have received, prior to the Effective Time, certificates, dated the Effective Date, signed on behalf of the Company by a senior executive officer and signed by each Major Stockholder to such effect.

(c)                                   Third Party Consents. All consents or approvals of all Persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or the Surviving Corporation.

(d)                                  Cancellation of Stock Rights.  The Company shall have taken all of the actions set forth in Section 3.3 hereof relating to Company Stock Rights and other benefit plans.

(e)                                   Opinion of Counsel.   The obligations of the Company set forth in Section 6.7(a) hereof shall have been completed.

(f)                                     Shareholder Representation  Agreements.  Vital Images shall have received a completed and duly executed Shareholder Representation Agreement from each holder of Company Common Stock.

(g)                                  Shareholder Approval.  The Company shall have obtained approval of this Agreement and the Merger from each holder of Company Capital Stock who would be entitled to vote thereon in accordance with the DGCL.

ARTICLE VIII

TERMINATION

8.1.   Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a)                                  Mutual Consent. At any time prior to the Effective Time, by the mutual written consent of Vital Images and the Company.

(b)                                 Breach. At any time prior to the Effective Time, by Vital Images or the Company, upon written notice to the other party, in the event of either: (i) a Material breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the breaching party or the Surviving Corporation.

(c)                                  Combination of Merger Consideration.  On the date of Closing, by Vital Images upon written notice to the Company if the value of the Stock Consideration plus the Contingent Stock Consideration on the Closing Date is less than forty percent (40%) of the Merger Consideration; provided, however, that Vital Images and the Company hereby agree that prior to termination by Vital Images, the parties shall attempt to negotiate a modification of the Merger Consideration ratio of cash and Vital Images Common Stock so that the merger will qualify as a “tax-free” reorganization in accordance with applicable tax regulations.

(d)                                 SEC No Action or Unfavorable Treatment.  By Vital Images or the Company if, after good faith efforts to reach an agreement, Vital Images and the Company fail to reach an agreement concerning the terms of the license agreement described in Section 6.19, or if such license agreement terminates according to its terms other than as a result of Closing of the transactions described in this Agreement, by providing five (5) Business Days’ prior written notice to the other party.

(e)                                  No Approval. By the Company or Vital Images if the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested the permanent withdrawal of any application therefor.

8.2.   Earnest Money. If this Agreement is terminated by Vital Images due to fraud or intentional misrepresentation on the part of the Company or the Major Stockholders, then the Company shall return the Earnest Money to Vital Images upon such termination.

8.3.   Fees and Expenses. If this Agreement is terminated by either party in accordance with Section 8.1(d) hereof, then Vital Images hereby agrees to pay the Company’s reasonable legal expenses incurred in connection with this Agreement in an amount not to exceed $150,000 (the “Termination Fee”).

8.4.   Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.2, 8.3 and 10.6 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement.

ARTICLE IX

INDEMNIFICATION

The Major Stockholders, Vital Images and Newco each make the following covenants:

9.1.   Indemnification by the Major Stockholders.

(a)                                  Subject to Sections 9.1(c), 9.7 and 9.8 hereof, the Major Stockholders jointly and severally covenant and agree that they will indemnify, defend, protect and hold harmless Vital Images, Newco and the Surviving Corporation, and their respective officers, directors, employees, stockholders, agents, representatives and Affiliates (the “Vital Indemnified Parties”), from and against all Losses incurred by any of such indemnified persons as a result of or arising from (i) any breach of the representations and warranties of the Major Stockholders set forth herein, except those set forth in Section 4.27, (ii) any breach or nonfulfillment of any covenant or agreement on the part of the Major Stockholders or the Company under this Agreement, (iii) all

Taxes payable by the Company for all periods prior to and including the Closing Date, and (iv) the matters set forth on Schedule 4.17 of this Agreement..

(b)                                 Subject to Sections 9.1(c), 9.7 and 9.8 hereof, each Major Stockholder severally covenants and agrees that such Major Stockholder will indemnify, defend, protect and hold harmless the Vital Indemnified Parties from and against all Losses incurred by any Vital Indemnified Party as a result of or arising from (i) any breach of the representations and warranties of such Major Stockholder set forth in Section 4.27, (ii) any breach or nonfulfillment of any covenant or agreement on the part of such Major Stockholder under this Agreement and (iii) all transfer and other Taxes payable by such Major Stockholder arising from the transactions contemplated by this Agreement.

(c)                                  On the Closing Date, Vital Images shall deposit One Million and 00/100 Dollars ($1,000,000) in cash in immediately available funds to an escrow account (the “Escrow Account”) established at Closing (the “Escrow”) pursuant to the terms of the Escrow Agreement attached to this Agreement as Schedule 9.1 (the “Escrow Agreement”).  A Vital Indemnified Party shall not receive any assets from the Escrow Account unless and until Claim Notices identifying the relevant Losses, have been delivered to the Escrow Agent as provided in the Escrow Agreement.

9.2.   Indemnification by Vital Images.  Subject to Sections 9.7 and 9.8 hereof, Vital Images, Newco and the Surviving Corporation covenant and agree that they will jointly and severally indemnify, defend, protect and hold harmless the Company and holders of Company Capital Stock and Company Stock Rights, and their respective officers, directors, employees, stockholders, agents, representatives, Affiliates, beneficiaries and heirs (the “Company Indemnified Parties”), from and against all Losses incurred by any of such indemnified persons as a result of or arising from (a) any breach of the representations and warranties of Vital Images or Newco set forth herein, and (b) any breach or nonfulfillment of any covenant or agreement on the part of Vital Images or Newco under this Agreement.

9.3.   Claim Notice.  Any party seeking indemnification hereunder (the “Indemnified Party”) shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnifying Party”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such claim notice the reasonable estimated amount of such claim, if known, and a reference to the provision of this Agreement upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given within thirty (30) days after the action or suit has commenced; provided, further, that failure to give such notice shall not relieve Indemnifying Party of its obligations hereunder except to the extent that it shall have been prejudiced by such failure.

9.4.   Third Person Claims.

(a)                                  Notice.  Promptly after an Indemnified Party has received notice of or has knowledge of any claim by a Person not a party to this Agreement (“Third Person”) of the commencement of any action or proceeding by a Third Person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give to the Indemnifying Party written notice of such claim or the commencement of such action or proceeding.  Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof.

(b)                                 Defense by Indemnifying Party.  The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same diligently and in good faith.  If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and in any settlement thereof.  Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled, at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof.

(c)                                  Settlement.  The Indemnifying Party shall not settle any such Third Person claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party.  If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party’s liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person; provided, however, that notwithstanding the foregoing, the Indemnified Party shall be entitled to refuse to consent to any such proposed settlement and the Indemnifying Party’s liability hereunder shall not be limited by the amount of the proposed settlement if such settlement does not provide for the complete release of the Indemnified Party.

(d)                                 Defense by Indemnified Party.  If, upon receiving notice, the Indemnifying Party does not undertake to defend such matter within thirty (30) days to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, in its sole and absolute discretion, and the Indemnifying Party shall reimburse the Indemnified Party to the extent the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith are indemnifiable Losses under this Agreement.

(e)                                  No Waiver.  Except as provided in writing to such effect signed by such Person, no action or inaction of an Indemnifying Party under this Section 9.4 shall be deemed a waiver of such Person’s right to contest any claim for indemnification under this Agreement.

9.5.   Additional Notice; Cooperation.  In addition to any notice which Vital Images, the Surviving Corporation or Newco may give to the Major Stockholders pursuant to this Article IX, Vital Images, the Surviving Corporation and Newco agree that they shall give written notice to the Major Stockholders promptly upon the receipt by Vital Images, the Surviving Corporation or Newco of knowledge of a state of facts which, if not corrected, would in Vital Images’, the Surviving Corporation’s or Newco’s judgment be reasonably likely to become the subject of a claim for indemnification hereunder; provided, that the failure of Vital Images, the Surviving Corporation or Newco promptly to notify the Major Stockholders of any such matter shall not release the Company, in whole or in part, from its obligations under this Article IX.

9.6.   Survival of Representations and Warranties.  The representations and warranties set forth in Article IV and Article V shall survive the Closing for a period of twelve (12) months from the Closing Date (the “Expiration Date”).  Notwithstanding anything in this Article IX to the contrary, an Indemnifying Party’s indemnification obligations under Article IX shall not terminate as of the Expiration Date with respect to any claims for indemnification to which the Expiration Date would otherwise be applicable which are asserted in writing prior to the Expiration Date and have not been finally resolved prior to the Expiration Date.

9.7.   Limitation of Liability.  Any indemnification right resulting under this Article IX shall be subject to reaching a minimum aggregate obligation (a “Threshold”) of Fifty Thousand Dollars ($50,000), whereupon the entire aggregate amount of all obligations and liabilities in excess of the Threshold shall be immediately due and payable.  Further, the maximum aggregate amount required to be paid to the Vital Indemnified Parties under this Article IX shall not exceed the sum of the Escrow Amount (the “Company Indemnification Ceiling”), and the maximum aggregate amount required to be paid to the Company Indemnified Parties under this Article IX shall not exceed the sum of $1,000,000 (the “Vital Indemnification Ceiling”) plus, in the event of breach by Vital Images or the Surviving Corporation of its obligations under Section 3.5 hereof, Losses in an amount not to exceed $6,000,000.  Notwithstanding the foregoing, the Threshold, the Company Indemnification Ceiling and the Vital Indemnification Ceiling shall not apply to any claim related to a breach of representation or warranty where the Indemnifying Party had Knowledge of such breach at Closing and intentionally and willfully failed to disclose such breach.  Further, the Threshold shall not apply to any claim related to any matters set forth on Schedule 4.17 of this Agreement.

9.8.   Mitigation; Exclusive Remedy.  Any Losses for which an Indemnified Party is entitled to receive payment under this Article IX shall be reduced dollar for dollar to the extent that such Indemnified Party obtains a monetary benefit or value directly related to such Losses (including, without limitation, any insurance proceeds or tax refunds).  Each Indemnified party will use reasonable efforts to mitigate any Losses for which it may claim indemnification under Article IX hereof.  The rights set forth in this Article IX shall be the sole and exclusive remedy of the parties relative to the matters set forth herein and are in lieu of any other statutory, equitable, common law or other remedy any party may have relative to the matters set forth therein, other than claims for specific performance or other equitable relief and other than claims based on fraud or breach by Vital Images or the Surviving Corporation of its obligations under Section 3.5 hereof.

ARTICLE X

MISCELLANEOUS

10.1.   Successors and Assigns.  This Agreement and the rights of the parties hereunder may not be assigned (except by operation of Law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Vital Images, Newco, the Surviving Corporation and the Company.

10.2.   Entire Agreement.  This Agreement (including the Schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Company, Newco, Vital Images, and the Major Stockholders and supersede any prior agreement and understanding relating to the subject matter of this Agreement.  Except for the representations and warranties of Vital Images, Newco, the Company and the Major Stockholders which are contained in this Agreement, there are no other representations and warranties by or on behalf of Vital Images, Newco, or the Company which are being relied upon by the parties hereto.  Any provision of this Agreement may be modified, amended or waived only by a written instrument duly executed by the Company, Newco, Vital Images, and the Major Stockholders in the case of an amendment or modification, or by the party against whom the waiver is to be effective, in the case of a waiver.

10.3.   Counterparts.  This Agreement may be executed simultaneously in two or more facsimile counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

10.4.   Brokers and Agents.  Each party hereto represents and warrants that it employed no broker or agent (collectively “Broker”) in connection with the transactions contemplated by this Agreement.  Each party agrees to indemnify each other party against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such Indemnifying Party.

10.5.   Notices.  All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by fax or telecopy or by hand delivering the same to an officer or agent of such party, or by a national courier service as follows:

(a)                                   If to Vital Images, Newco or the Surviving Corporation, addressed to them at:

Vital Images, Inc.
3300 Fernbrook Lane North, Suite 200
Plymouth, MN 55447
Attn: Jay D. Miller, President and Chief Executive Officer
Fax number (763) 852-4130

With a copy (which shall not constitute notice) to:

Winthrop & Weinstine, P.A.
Suite 3500
225 South Sixth Street
Minneapolis, Minnesota 55402
Attn: Richard A. Hoel, Esq.
Fax number (612) 604-6800

(b)                                 If to the Company, addressed as follows:

HInnovation, Inc.
10437 Innovation Drive, #236
Wauwatosa, WI 53726-4815
Attn: Hui Hu, President and Chief Executive Officer
Fax number (253) 550-0890

With a copy (which shall not constitute notice) to:

Pillsbury Winthrop LLP
725 S. Figueroa Street, Suite 2800
Los Angeles, CA 90017-5406
Attn: Christopher B. Laukenmann, Esq.
Fax number (213) 226-4116

or such other address as any party hereto shall specify pursuant to this Section 10.5 from time to time.

All such notices or other communications shall be deemed to have been received as follows: when delivered by hand, if personally delivered; three (3) Business Days after being deposited in the U.S. mail, postage pre-paid, if delivered by mail; when receipt is electronically acknowledged, if faxed or telecopied; and the next day after being delivered to an overnight delivery service if sent by overnight delivery service.

10.6.   Expenses. Except as otherwise set forth herein, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

10.7.   Exercise of Rights and Remedies.  Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

10.8.   Reformation and Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

10.9.   Third Party Beneficiaries.  Nothing provided in this Agreement is intended to provide any rights or benefits to third parties, except the holders of capital stock of the Company to the extent expressly set forth in this Agreement.

10.10.   Governing Law; Jurisdiction.  This Agreement shall be deemed to be a contract made under the laws of the State of Minnesota. The laws of the State of Minnesota shall govern the validity, construction and performance of this Agreement, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.  Any legal proceeding related to this agreement shall be brought in an appropriate Minnesota court, and each of the parties hereto hereby consents to the exclusive jurisdiction of the courts of the State of Minnesota for this purpose.  If any action at law or in equity is brought by either party to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover from the unsuccessful party attorneys’ fees, costs and expenses (including, without limitation, expert witness fees) in addition to any other relief to which it may be entitled.

THIS SPACE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VITAL IMAGES, INC.

By:	/s/ Jay D. Miller
Jay D. Miller
Its: President &
Chief Executive Officer

HINNOVATION ACQUISITION, INC.

By:	/s/ Jay D. Miller
Jay D. Miller
Its: President &
Chief Executive Officer

HINNOVATION, INC.

By:	/s/ Hui Hu
Hui Hu
Its: President &
Chief Executive Officer

MAJOR STOCKHOLDERS:

/s/ Hui Hu
Hui Hu

JMS Co., Ltd.

By:	/s/ Yasushi Takigawa
Yasushi Takigawa
	Its	Operating Officer